Exhibit 10.2

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

SANOFI

AND

ARDELYX, INC.

DATED FEBRUARY 21, 2014

EXHIBITS

Exhibit A:	Listed Patents
Exhibit B:	Patent Costs Incurred By Ardelyx for Prosecution And Maintenance Prior to the Effective Date
Exhibit C:	List of Countries for Prosecution and Maintenance of Listed Patents
Exhibit D:	Ardelyx Press Release
Exhibit E:	Technology Transfer Deliverables
Exhibit F:	Special Disclosure Process

ii

LICENSE OPTION AND LICENSE AGREEMENT

This License Option and License Agreement (the “Agreement”) is entered into as of the 21 day of February, 2014 (the “Effective Date”) by and between Sanofi, a French corporation with a place of business at 54, rue La Boétie, 75008 Paris, France (“Sanofi”) and Ardelyx, Inc., a Delaware corporation having its principal place of business at 34175 Ardenwood Boulevard, Fremont, California United States of America 94555 (“Ardelyx”). Ardelyx and Sanofi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Sanofi is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of human diseases and conditions.

Whereas, Ardelyx is a biotechnology company developing certain proprietary compounds known as NaP2b inhibitors for use in the treatment of diseases and disorders, and has identified a lead compound, designated as NTX1942.

Whereas, Sanofi and Ardelyx desire to establish a patent and know-how license agreement to allow Sanofi to conduct research, development and commercialization of NaP2b inhibitors, with the objective of providing pharmaceutical products to patients derived from application of the expertise of each of Ardelyx and Sanofi.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

“Acceptance” shall mean the formal acceptance of a Drug Approval Application by the applicable Regulatory Health Authority in accordance with its procedures. If the Regulatory Health Authority does not have an Acceptance procedure, then a failure to reject a Filing within thirty (30) days shall constitute an Acceptance.

“Affiliate” shall mean with respect to either Party, any Person controlling, controlled by or under common control with such Party, from time to time and for so long as such control exists. For purposes of this definition of Affiliate, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (i) direct or indirect ownership of fifty percent (50%) or more of the ownership interest or securities having the right to vote for the election of directors of a Person or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning assigned in the first paragraph of this Agreement.

“American Arbitration Association” or “AAA” shall have the meaning assigned in Section 13.2(a).

“Annual Net Sales” shall mean the Net Sales made during any given Calendar Year.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

“Applicable Laws” shall mean all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including without limitation, any rules, regulations, guidelines or other requirements of Regulatory Authorities or Regulatory Health Authorities, that may be in effect from time to time.

“Ardelyx” shall have the meaning assigned in the first paragraph of this Agreement.

“Ardelyx Background Know-How” shall mean Know-How that Ardelyx Controls as of the Effective Date that was developed by Ardelyx as a result of Ardelyx’s research and Development efforts relating to Ardelyx Compounds, as set forth on Exhibit E hereto.

“Ardelyx Compound” shall mean [***], and (ii) any other compound, that is (a) [***] or (b) [***], and in the case of (i) and (ii) above, any metabolites, salts, esters, free acid forms, crystal forms, free base forms, pro-drug forms, racemates and all optically active forms of any such foregoing compound.

“Ardelyx Sole Invention Patent” shall mean any Patent covering or claiming Sole Program Know-How owned solely by Ardelyx or its Affiliates.

“Ardelyx Sole Invention Technology” shall mean all Ardelyx Sole Invention Patents and all Sole Program Know-How owned solely Ardelyx or its Affiliates.

“Ardelyx Trademark” shall mean the company Trademark or logo of Ardelyx, as Ardelyx may designate in writing from time to time.

“Assigned Activities” shall have the meaning assigned in Section 2.6. For the sake of clarity, neither Ardelyx’s participation on the DAC, nor the activities carried out by Ardelyx or its Affiliates under Section 3.4 (Technology Transfer) shall be considered Assigned Activities.

“Assigned Activities Expenses” shall mean the expenses incurred by Ardelyx or for its account in the performance of Assigned Activities. Assigned Activities Expenses shall include amounts paid by Ardelyx to a Third Party involved in the performance of the Assigned Activities (subject to Sanofi’s prior approval of the involvement of such Third Party) and all internal costs (calculated on an FTE basis at an annual rate of [***] incurred by Ardelyx in connection with the performance of the Assigned Activities. Assigned Activities Expenses shall not include expenses incurred by Ardelyx in the performance of its obligations under the Co-Promote Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“AstraZeneca License Agreement” shall mean that certain agreement by and between Ardelyx and AstraZeneca AB, dated as of October 4, 2012.

“Bankruptcy Code” shall mean Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.

“Bayh-Dole Act” shall mean the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

“Breaching Party” shall have the meaning assigned in Section 11.2(a).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by Applicable Laws to be closed in New York City, New York or in Paris (France).

“Calendar Quarter” shall mean each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.

“Calendar Year” shall mean each successive period of twelve (12) consecutive calendar months commencing on 1st January.

“CDA” shall have the meaning assigned in Section 7.7.

“Clinical Pharmacology Studies” shall mean studies in healthy volunteers or patients investigating the relationships between dose, drug exposure and response, as further described in the Development Plan.

“Clinical Trials” shall mean Phase 1 Clinical Trials, Clinical Pharmacology Studies, Phase 2 Clinical Trials, Phase 3 Clinical Trials, Phase 4 Clinical Trials, or variations of such trials (for example, Phase 2/3 and Phase 2b), and any other clinical study conducted in human subjects in connection with the Development of a Program Product.

“Combination Product” shall mean a pharmaceutical product in a form suitable for human or animal applications containing a Program Compound as an active ingredient and containing one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations, that is sold either as a fixed dose or as separate doses in a single package; provided that if any such other active ingredient is Controlled by Ardelyx, it is understood that Sanofi is not being granted any license under such Intellectual Property Rights to Exploit such other active ingredient.

“Commercial Information” shall mean information and data, including Know-How, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions, in each case within the Control of Sanofi, in each case that is necessary or useful to Ardelyx with respect to its Co-Promotion of the Co-Promote Products in the United States, or with respect to its Commercialization of Program Products following the termination or expiration of this Agreement.

“Commercialization” shall mean all activities directed to the preparation for sale of, offering for sale of or sale of a Program Product, including the Manufacture of commercial supplies, and the marketing and sale of a Program Product, including without limitation Pre-Approval Activities, advertising, education, planning, marketing, Detailing, promotion, distribution, selling or having sold, offering for sale, market and product support, and, if commenced after the First Commercial Sale of the Program Product anywhere in the Territory, Phase 4 Clinical Trials.

“Commercialize” shall mean the conduct of Commercialization activities.

“Commercially Reasonable Efforts” shall mean (with respect to the efforts to be expended by a Party with respect to any objective) reasonable, diligent, good faith efforts to accomplish such objective as such Party would generally use, in accordance with its usual business practices to accomplish a similar objective under similar circumstances for such Party’s benefit exclusive of the other Party. With respect to any objective relating to the Development, Manufacture or Commercialization of a Program Product by a Party, “Commercially Reasonable Efforts” means efforts and resources generally used by such Party, in accordance with its usual business practices, with respect to a product owned by such Party, or to which such Party has similar rights, that is of similar market and therapeutic potential at a similar stage in the Development or life of such product, taking into account issues of safety, efficacy, costs of development, product profile, the proprietary position of the product including the nature and extent of its market exclusivity (including Patent coverage and regulatory exclusivity), the regulatory structure involved and the likelihood of approval, profitability of the product, and other relevant scientific, technical and commercial factors.

“Comparable Program Product” shall have the meaning assigned in Section 6.5.

“Completion” of a Clinical Trial shall mean, with respect to such Clinical Trial, the date upon which the final study report for such Clinical Trial is completed and approved in accordance with the responsible Party’s quality assurance procedures.

“Compulsory License” shall have the meaning assigned in Section 6.4(f).

“Confidential Information” shall mean any and all (i) Know-How relating to the Exploitation of Program Compounds or Program Products (including Licensed Know-How) or relating to other aspects of the collaboration between the Parties under this Agreement, (ii) information and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement, and (iii) in the case of Ardelyx, information Sanofi may receive from Ardelyx as a result of Ardelyx’s compliance with the special disclosure process outlined in Exhibit F.

“Continuation Milestone” shall have the meaning assigned in Section 4.1(b).

“Contravening Product” shall have the meaning assigned in Section 2.9(d)(ii).

“Control” shall mean, with respect to an item of Know-How, Patent or other Intellectual Property Rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense, to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or Intellectual Property Rights as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party.

“Co-Promote Agreement” shall have the meaning assigned in Section 5.8(b).

“Co-Promote Option” shall have the meaning assigned in Section 5.1(b).

“Co-Promote Product” shall have the meaning assigned in Section 5.1(c).

“Counterparty” shall have the meaning assigned in Section 14.1(c).

“Covered Compound” shall mean any compound that is covered or claimed by a Sanofi Sole Invention Patent or a Joint Patent, in either case, including, any metabolites, salts, esters, free acid forms, crystal forms, free base forms, pro-drug forms, racemates and all optically active forms of any such foregoing compound.

“CREATE ACT” shall have the meaning assigned in Section 8.4(h)

“Debtor” shall have the meaning assigned in Section 11.2(d).

“Detail” shall mean a sales presentation or interaction by a professional sales representative to or with a target physician or other professional with prescribing authority involved in prescribing a Co-Promote Product or to other individuals influencing prescription activity with respect to a Co-Promote Product, in any case, in which the primary purpose is to discuss the benefits and features of the Co-Promote Product. The term Detail will be further defined in the Co-Promote Agreement. When used as a verb, “Detail” or “Detailing” means to perform a Detail.

“Detail Rate” shall have the meaning assigned in Section 5.8(b).

“Develop” shall mean to engage in Development.

“Development” shall mean all activities relating to obtaining Regulatory Approval of a Program Product, Program Product line extensions, alternative delivery systems and new indications therefor, and all activities relating to developing the ability to Manufacture the same. This includes, for example, (i) nonclinical testing, toxicology, formulation, Clinical Trials (other than Phase 4 Clinical Trials commenced after the First Commercial Sale of the Program Product anywhere in the Territory), regulatory affairs, and outside counsel regulatory legal services, (ii) manufacturing process development for bulk and finished forms of Program Compounds and Program Products, and manufacturing and quality assurance technical support activities prior to the First Commercial Sale of a Program Product anywhere in the Territory and (iii) the conduct of advisory boards with relevant experts, e.g. clinical experts or payer representatives, as such conduct relates to obtaining or maintaining Regulatory Approval of a Program Product.

“Development Advisory Committee” or “DAC” shall mean the committee described in Section 3.1.

“Development Plan” shall have the meaning assigned in Section 4.2.

“Distributor” shall have the meaning assigned in Section 2.5.

“Drug Approval Application” shall mean an application for Regulatory Approval required before commercial sale of a Program Product as a drug in a regulatory jurisdiction (but for clarity, excluding any IND or a foreign equivalent thereof and excluding pricing and reimbursement approvals).

“[***]” shall have the meaning assigned in the definition of [***].

“[***]” shall have the meaning assigned in the definition of [***].

“Effective Date” shall have the meaning assigned in the first paragraph of this Agreement.

“EMA” shall mean the European Medicines Agency or any successor thereto.

“Europe” shall mean the European Union as it may be constituted from time to time.

“European Union” shall mean the economic, scientific and political organization of European member states, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

“Exploit” shall mean to make, have made, import, use, sell, or offer for sale, including to research, Develop, register, modify, enhance, improve, Manufacture, have Manufactured, Commercialize, hold/keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, or otherwise dispose of or offer to dispose of a product or process.

“Exploitation” shall mean the act of Exploiting a product or process.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FFDCA” shall mean the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.

“Field” shall mean the diagnosis, prevention, and treatment of diseases and conditions in humans or animals.

“Filing” shall mean, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“First Commercial Sale” shall mean, with respect to any Program Product, the first arm’s length sale for monetary value by Sanofi, its Affiliate, its Sublicensees or a Sanofi Licensee to a Third Party for end use or consumption by the general public of such Program Product in a country where Regulatory Approval of such Program Product has been obtained by Sanofi, its Affiliates, its Sublicensees or a Sanofi Licensee; provided, however, that in no event shall any sale or distribution of a Program Product for Pre-Approval Activities or use in a Clinical Trial or otherwise any sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales (including so-called “treatment IND sales” and “compassionate use sales”) be deemed a First Commercial Sale.

“Force Majeure” shall have the meaning assigned in Section 14.2.

“Force Majeure Party” shall have the meaning assigned in Section 14.2.

“FTE” shall mean a full time equivalent person year of eighteen hundred eighty (1,880) hours of scientific, administrative, technical or operational work.

“GCP” or “Good Clinical Practices” shall mean the current standards for clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations, ICH guidelines and Applicable Laws as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Program Product is intended to be sold to the extent such standards are not less stringent than United States GCP.

“Generic Product” shall mean with respect to a Program Product in a particular country any product (i) that is sold in such particular country by a Third Party who is not a Sublicensee, Distributor or a Sanofi Licensee selling such product under authorization from Sanofi or its Affiliates, (ii) that has received Regulatory Approval necessary for sale in such country, (iii) that [***], and (iv) that contains as the active ingredient the same compound, including the same salt form thereof.

“GLP” or “Good Laboratory Practices” shall mean good laboratory practices required under the regulations set forth in 21 C.F.R. Part 58, as in effect during the term of this Agreement, and the requirements thereunder imposed by the FDA, and the equivalent thereof in any jurisdiction.

“GMP” or “Good Manufacturing Practices” shall mean the laws, regulations, guidelines, guidance, pharmaceutical industry standards and requirements in force from time to time that apply to the Manufacture of each Program Compound or Program Product in each relevant jurisdiction, including, with respect to the U.S. Territory, the current good manufacturing practices required under the applicable regulations set forth in 21 C.F.R. Subchapter C (Drugs) and Subchapter H (Medical Devices), including without limitation Parts 210–211, 808, 812, and 820, and the requirements thereunder imposed by the FDA.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) supranational, federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (iv) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

“Government Official” shall mean any Person employed by or acting on behalf of a Governmental Body, government-controlled entity or public international organization.

“Grantback License” shall have the meaning assigned in Section 2.8(b).

“Grantback Products” shall have the meaning assigned in Section 2.8(b).

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union.

“IND” shall mean an Investigational New Drug application or the equivalent filed with or submitted to the relevant Regulatory Health Authority, including, for example, the FDA, for authorization to commence human clinical trials.

“Indemnified Party” shall have the meaning assigned in Section 12.2(a).

“Indemnifying Party” shall have the meaning assigned in Section 12.2(a).

“Indirect Taxes” shall mean value added taxes, sales taxes, consumption taxes and other similar taxes.

“Intellectual Property Rights” or “IPR” shall mean Patents, trademarks, service marks, trade secrets, trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

“Joint Patent” shall mean any Patent covering or claiming any invention within the Joint Program Know-How.

“Joint Program Know-How” shall have the meaning assigned in Section 8.2(b).

“Joint Technology” shall mean collectively, Joint Patents and Joint Program Know-How.

“Know-How” shall mean all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not patentable, that are necessary or useful to Exploit any Program Compound or

Program Product, including without limitation any such Know-How that relates to any method of making any Program Compound or Program Product, any composition or formulations of any Program Compound or Program Product, or any method of using or administering any Program Compound or Program Product, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, Manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.

“Knowledge” shall mean the good faith understanding of the executive officers of Ardelyx and its Affiliates, with respect to relevant facts and information after performing a diligent inquiry of the employees of Ardelyx and its Affiliates with respect to such facts and information. For clarity, for purposes of the representations and warranties set forth in Section 9.1(b), “Knowledge” will not include any obligation to conduct any special searches or analyses such as, but not limited to, any analysis of Ardelyx’s freedom to operate with respect to Patents relevant to Program Compounds or Program Products.

“Lead Ardelyx Compound” shall mean the NaP2b inhibitor [***], and any metabolites, salts, esters, free acid forms, crystal forms, free base forms, pro-drug forms, racemates and all optically active forms thereof.

“Lead Development Candidate” shall mean the first Program Compound that has been selected [***].

“Licensed Know-How” shall mean (i) Ardelyx Background Know-How, and (ii) Sole Program Know-How owned by Ardelyx.

“Licensed Patents” shall mean (i) all of the Listed Patents and (ii) all Ardelyx Sole Invention Patents.

“Licensed Technology” shall mean all Licensed Patents and Licensed Know-How.

“Listed Patents” shall mean the Patents listed in Exhibit A, and any Patents issuing after the Effective Date claiming priority to any such Patents listed on Exhibit A.

“Losses” shall mean any and all direct or indirect liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

“Major Biopharmaceutical Company” shall mean (a) an entity that Commercializes or Develops healthcare products for human consumption including but not limited to human therapeutic drugs [***] and which has either (i) [***], or (ii) [***], or (b) any Affiliate thereof.

“Major Country” shall mean each of the [***].

“Manufacture” or “Manufacturing” shall mean all activities in connection with the synthesis, manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), labeling, bulk packaging or storage and delivery of Program Compound or Program Product, or any intermediate thereof.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Material Anti-Corruption Law Violation” shall mean a violation of an Anti-Corruption Law directly relating to the Exploitation of the Program Compounds or the Program Products which would, if it were publicly known, be reasonably expected to have a material adverse effect on the Party committing such violation or on the reputation of the other Party because of its relationship with the Party committing such violation.

“Materials” shall mean, individually and collectively, those materials that were developed or generated by Ardelyx as a result of Ardelyx’s research and Development efforts relating to Ardelyx Compounds on or before the Effective Date and are described on Exhibit E.

“Mediation Notice” shall have the meaning assigned in Section 13.2(a).

“NaP2b” shall mean the sodium phosphate co-transporter 2B encoded by the SCL34A2 gene (also sometimes identified in scientific literature as “NaPi2b” or “NPT2b”).

“NaP2b Product” shall have the meaning assigned in Section 2.9(a).

“Net Sales” shall mean the gross amount invoiced by Sanofi, its Affiliate, Sublicensees and Sanofi Licensees for sales of Program Products to a Third Party (including Distributors but excluding, for the avoidance of doubt, Sublicensees and Sanofi Licensees) less deductions for: (i) customary trade, quantity discounts, settlement discounts, or chargebacks actually granted, allowed, or incurred in the ordinary course of business in connection with the sale of the Program Products, (ii) allowances or credits to customers, not in excess of the selling price of the Program Products, on account of governmental requirements, rejection, recalls, or return of the Program Products, (iii) distributor fees, rebates, or allowances actually granted or allowed, including without limitation government and managed care rebates, (iv) Indirect Taxes and excise taxes or customs duties paid by the selling entity and any other governmental charges imposed upon the sale; importation, use or distribution of the Program Products, (v) bad debts not collected by Sanofi, calculated in accordance with IFRS, and (vi) [***]. Net Sales shall be calculated using Sanofi’s internally audited systems used to report such sales as adjusted for items (i) through (vi) above, not taken into account in such systems. Deductions pursuant to subsection (v) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable. Deductions pursuant to subsection (vi) above shall [***].

“Non-Breaching Party” shall have the meaning assigned in Section 11.2(a).

“Option Exercise Period” shall mean the period commencing on the Effective Date and terminating upon the earlier of (i) forty-five (45) days after the Filing of an IND (unless prior to such date the FDA issues a clinical hold pursuant to 21 C.F.R. § 312.42 or other competent Regulatory Health Authority imposes such a hold under any similar Applicable Law, in which case the termination of the option exercise period shall be extended until the earlier of (a) the fifth (5th) Business Day following the release of the clinical hold by the competent Regulatory Health Authority, or (b) subject to Section 3.7, twelve (12) months after the Filing of the IND), or (ii) the expiration or termination of this Agreement.

“Option to Continue” shall have the meaning assigned in Section 4.1(a).

“Other Ingredients” shall have the meaning assigned in Section 6.5.

“Other Promotional Activities” shall mean both off line and online activities including but not limited to, sales activities, other than Detailing, such as sales training and sales meetings;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

marketing activities such as advertising and promotion; and medical or scientific affairs activities, such as conferences, speakers’ bureaus, and continuing medical education activities; provided that all such activities shall be in accordance with the FDA’s Office of Prescription Drug Promotion and Applicable Laws.

“Party” shall have the meaning assigned in the first paragraph of this Agreement.

“Party Representatives” shall have the meaning assigned in Section 9.3(a).

“Patent” shall mean (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority to any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications and requests for continued examination, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, and (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)).

“Patent Costs” shall mean external, out-of-pocket costs paid to outside counsel for the prosecution and defense of the applicable Patent(s), and any filing, issuance, registration, conversion or maintenance fees associated with the applicable Patent(s).

“Payments” shall have the meaning assigned in Section 6.8.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a Government Body or Regulatory Authority.

“Phase 2 Clinical Trial” shall mean any clinical study that is not intended to be used as a pivotal study for purposes of seeking Regulatory Approval in a Major Country and that is conducted on human patients who have the relevant disease or condition with primary endpoints to establish the efficacy of a Program Product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed. “Phase 2 Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(b).

“Phase 2b Clinical Trial” shall mean a Phase 2 Clinical Trial that is designed in such a way as to provide efficacy and safety information about a Program Product that, alone or with other Phase 2b Clinical Trials, would be reasonably intended to lead to an End-of-Phase 2 (EOP2) meeting with the FDA, or an equivalent meeting with any Regulatory Health Authority, or a subsequent Phase 3 Clinical Trial, even if such EOP2 meeting or Phase 3 Clinical Trial does not occur.

“Phase 3 Clinical Trial” shall mean any clinical study intended or used as a pivotal study for purposes of seeking Regulatory Approval, which study is conducted on sufficient numbers of human patients to establish, alone or with other Phase 3 Clinical Trials, that a pharmaceutical product is safe and efficacious for its intended use(s), to determine warnings, precautions, and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and at a standard suitable to obtain Regulatory Approval of such pharmaceutical product in a Major Country or label expansion of such pharmaceutical product. “Phase 3 Clinical Trial” shall include without limitation any clinical trial that, alone or with other Phase 3 Clinical Trials, would satisfy requirements of 21 C.F.R. § 312.21(c).

“Phase 4 Clinical Trial” shall mean any clinical study commenced after the Regulatory Approval of a pharmaceutical product for a certain indication to provide further information about such product for such indication, including its long-term risks, benefits and optimal use.

“Pre-Approval Activities” shall mean all Commercialization activities undertaken with respect to a Program Product prior to First Commercial Sale and in preparation for the launch of such Program Product in the U.S. Territory, in accordance with Applicable Laws. Pre-Approval Activities shall include without limitation advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution, and enforcement, and other activities included within the US Commercialization Plan prior to the First Commercial Sale of a Program Product in the U.S. Territory.

“Pre-Clinical Development Plan” shall have the meaning assigned in Section 3.6.

“Prior Development Phase” shall have the meaning assigned in Section 3.5.

“Product Information” shall have the meaning assigned in Section 7.1.

“Product Trademark” shall have the meaning assigned in Section 8.7(a).

“Program” shall mean the Exploitation activities conducted by Sanofi, its Affiliates, Sublicensees or Sanofi Licenses (and, where applicable, by Ardelyx) in relation to Program Compounds and Program Products under this Agreement.

“Program Compounds” shall mean any and all Covered Compounds and Ardelyx Compounds.

“Program Patents” shall mean any and all Listed Patents, Ardelyx Sole Invention Patents, Sanofi Sole Invention Patents and Joint Patents.

“Program Products” shall mean any and all products in forms suitable for human or animal applications containing a Program Compound as an active ingredient, including Combination Products.

“Promotion Activities” shall have the meaning assigned in Section 2.6.

“Promotion FTE Rate” shall have the meaning assigned in Section 5.8(b).

“Promotion Proposal” shall have the meaning assigned in Section 5.8(b).

“Regulatory Approval” shall mean any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Health Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market a Program Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Authority” shall mean any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all clinical studies and tests, in each case relating to any Program Compounds or Program Products, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Regulatory Health Authority” shall mean any applicable national (for example, FDA or Japan’s Pharmaceuticals and Medical Devices Agency), supranational (for example, the EMA), regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Program Compounds or Program Products in the Territory, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.

“Responsible Party” shall have the meaning assigned in Section 8.6(a)(iv).

“Review Period” shall have the meaning assigned in Section 7.8.

“Sales Advisory Committee” or “SAC” shall mean the committee described in Section 5.2.

“Sanofi” shall have the meaning assigned in the first paragraph of this Agreement.

“Sanofi Background Know-How” shall mean Know-How (i) that Sanofi or its Affiliates Control as of the Effective Date or that comes into the Control of Sanofi or its Affiliates during the Term, and (ii) that does not constitute Joint Know-How, Licensed Know-How or Sole Program Know-How owned by Sanofi or its Affiliates pursuant to this Agreement.

“Sanofi Background Patents” shall mean all Patents (i) that are Controlled by Sanofi or its Affiliates as of the Effective Date or that come into the Control of Sanofi or its Affiliates during the Term, (ii) that do not constitute Joint Patents, Licensed Patents or Sanofi Sole Invention Patents, and (iii) that cover Sanofi Background Know-How.

“Sanofi Background Technology” shall mean Sanofi Background Know-How and Sanofi Background Patents.

“Sanofi Controlled Patents” shall have the meaning assigned in Section 8.4(b).

“Sanofi Full Manufacturing Cost” shall mean all expenses incurred by Sanofi or its Affiliates in connection with the Manufacture of Program Compounds or Program Products, including expenses incurred for [***], in each case calculated in accordance with [***], consistently applied across its Manufacturing operations.

“Sanofi Licensee” shall have the meaning assigned in Section 2.4.

“Sanofi Product Data” shall have the meaning assigned in Section 11.3(k)

“Sanofi Sole Invention Patent” shall mean any Patent covering or claiming Sole Program Know-How owned solely by Sanofi.

“Sanofi Sole Invention Technology” shall mean any Sanofi Sole Invention Patent and any Sole Program Know-How owned solely by Sanofi.

“Sanofi Trademark” shall mean the company Trademark or logo of Sanofi, as Sanofi may designate in writing from time to time. For clarity, a Sanofi Trademark is not a Product Trademark.

“Sanofi Triggered Termination” shall have the meaning assigned in Section 11.3.

“Senior Executives” shall mean (i) the Chief Executive Officer of Ardelyx and (ii) the [***]. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement. In the case of Ardelyx, an acceptable replacement would be an acting or temporary Chief Executive Officer, a chairman of the board of directors, or a member of Ardelyx’s board of directors acting in an executive capacity.

“Sole Invention Patent” shall mean any Patent covering or claiming any invention within the Sole Program Know-How.

“Sole Program Know-How” shall have the meaning assigned in Section 8.2(b).

“Subject Party” shall have the meaning assigned in Section 14.1(b).

“Sublicensee” shall have the meaning assigned in Section 2.3.

“Tail Period” shall have the meaning assigned in Section 2.9(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Tax” or “Taxation” shall mean any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

“Tax Authority” shall mean any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.

“Technology Transfer Deliverables” shall mean Ardelyx Background Know-How and the Materials, as listed on Exhibit E hereto.

“Technology Transfer Phase Completion” shall have the meaning assigned in Section 3.4(a).

“Term” shall have the meaning assigned in Section 11.1.

“Territory” shall mean the world.

“Third Party” shall mean any Person other than Ardelyx or Sanofi, or their respective Affiliates.

“Third Party Claims” shall have the meaning assigned in Section 12.1(a).

“Third Party Compensation” shall have the meaning assigned in Section6.4(d).

“Trademark” shall mean any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

“US Commercialization Plans” shall have the meaning assigned in Section 5.4.

“US Launch Plans” shall have the meaning assigned in Section 5.4.

“U.S. Territory” shall mean the United States, its territories, and its possessions.

“Utilized in the Program” shall mean that the respective Know-How, Patents or other Intellectual Property Rights are, [***] by Sanofi, its Sublicensees or Sanofi Licensees in such party’s Development or Commercialization of a Program Product.

“Valid Claim” shall mean [***].

“Written Disclosure” shall have the meaning assigned in Section 10.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2 Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

ARTICLE 2.

GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY

2.1 Exclusive License to Sanofi to Complete Pre-Clinical Development Plan. Subject to the terms and conditions of this Agreement, Ardelyx grants to Sanofi a worldwide, exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.6 below, and the license grant under Section 2.8(b) below) right and license under both the Licensed Technology and Ardelyx’s rights in the Joint Technology to conduct research regarding Program Compounds solely for the purpose of completing the Pre-Clinical Development Plan, with the right to grant sublicenses solely to Affiliates in accordance with Section 2.3.

2.2 Exclusive License to Sanofi Following the Exercise of the Option to Continue. Following Sanofi’s exercise of the Option to Continue and the payment of the Continuation Milestone, Sanofi shall automatically be granted, without further action on the part of either Party and subject to Section 2.8(a) and the other terms and conditions of this Agreement, a worldwide exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.6 below) right and license under the Licensed Technology and Ardelyx’s rights in the Joint Technology to Exploit the Program Compounds solely for the purpose of Developing, Manufacturing and Commercializing Program Products in the Field and in the Territory, with the right to grant sublicenses in accordance with Section 2.3.

2.3 Sublicenses. Until Sanofi exercises the Option to Continue and pays the Continuation Milestone, Sanofi shall have the right to grant sublicenses solely to its Affiliates under the exclusive license to Licensed Technology or Ardelyx’s rights in the Joint Technology described in Section 2.1. For clarity, nothing in this Section 2.3 shall be interpreted as restricting the right of Sanofi to subcontract any part of its Exploitation activities at any time during the Term and to grant sublicenses to its subcontractors as needed, in compliance with the terms hereof; provided, however, that, such subcontractor is not a Sublicensee as defined below. After Sanofi has exercised the Option to Continue and paid the Continuation Milestone, Sanofi shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the exclusive licenses to Licensed Technology or Ardelyx’s rights in the Joint Technology described in Section 2.2, to its Affiliates and to any other Person. Where Sanofi or its Affiliates grants such sublicense to a Person that is not an Affiliate of Sanofi, and such Person is not a Distributor, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a

Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that (i) is granted a sublicense under the license granted to Sanofi pursuant to Section 2.1 or Section 2.2 solely to enable such Person to provide contract research or development services or contract manufacturing services for Sanofi, its Affiliates or Sublicensees, and (ii) does not have the right to distribute, market or sell the Program Products shall not be a “Sublicensee” for purposes of this Agreement. Sanofi, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses comply with all terms and conditions of this Agreement. Without limiting the foregoing, Sanofi shall use its Commercially Reasonable Efforts to obtain rights and licenses from its Affiliates and Sublicensees as necessary to enable Sanofi to grant to Ardelyx rights and licenses under Patents and Know-How Controlled by such Affiliates and Sublicensees to the same extent as Sanofi grants to Ardelyx pursuant to this Agreement under Sanofi Sole Invention Technology, Sanofi Background Technology and Sanofi’s interest in the Joint Technology, including without limitation the licenses and rights granted to Ardelyx pursuant to Sections 2.7, 3.3, and 5.8(d) and Article 11. For clarity, nothing in the preceding sentence or elsewhere in this Agreement shall be interpreted as an obligation on Sanofi or its Affiliates to procure Ardelyx access to any Know-How, Patents or other Intellectual Property Rights of a Sublicensee that is a Third Party, where such Know-How, Patents or other Intellectual Property Rights were developed by such Third Party outside of the Program, and are not Utilized in the Program. Sanofi shall remain liable for any action or failure to act by any Sublicensee or any other Party that is granted a sublicense under the licenses granted in Section 2.2 by Sanofi, its Affiliates or its Sublicensees, that would constitute a breach of this Agreement if such action or failure were committed by Sanofi. Sanofi shall ensure that any agreement with a Sublicensee contains such provisions as are necessary to give effect to the provision of Section 11.3(b) which may provide for the termination of any such agreement with a Sublicensee in the event of a termination of this Agreement.

2.4 Licensees. Until such time as Sanofi has exercised the Option to Continue and paid the Continuation Milestone, Sanofi shall not have the right to grant to any other Person (other than an Affiliate of Sanofi) licenses under [***] without having first secured Ardelyx’s written consent, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that it shall be deemed reasonable for Ardelyx to withhold consent to a request by Sanofi to grant a license under [***] if such license would give the Third Party rights to Exploit a Program Compound or a Program Product. Following the exercise of the Option to Continue and the payment of the Continuation Milestone, Sanofi shall have the right to grant to its Affiliates or to any other Person (i) licenses under [***] to Exploit Program Compounds for the sole purpose of Developing, Manufacturing or Commercializing Program Products, and (ii) licenses under [***] for purposes other than Developing, Manufacturing or Commercializing Program Products so long as such license under [***] does not grant such Third Party any rights to Exploit Program Compounds or Program Products. Where Sanofi or its Affiliate grants such a license to a Person that is not an Affiliate of Sanofi, and such Person is not a Sublicensee or a Distributor such Person shall be a “Sanofi Licensee” for the purposes of this Agreement, and any Person to which a Sanofi Licensee grants a sublicense shall also be a Sanofi Licensee; provided, however, that any Person that (i) is granted a license under [***] solely to enable such Person to provide contract research or development services or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

contract manufacturing services for Sanofi, its Affiliates, Sanofi Licensees or Sublicensees, and (ii) does not have the right to distribute, market or sell the Program Products shall not be a “Sanofi Licensee” for purposes of this Agreement. For further clarity, nothing in this Section 2.4 will be interpreted as restricting the right of Sanofi to subcontract any part of its Exploitation activities at any time during the Term or to grant licenses to its subcontractors as needed, in compliance with the terms hereof; provided, however, that such subcontractor is not a Sanofi Licensee. Sanofi shall obtain rights and licenses from its Affiliates and Sanofi Licensees as necessary to enable Sanofi to grant to Ardelyx rights and licenses under Patents and Know-How Controlled by such Affiliates and Sanofi Licensees to the same extent as Sanofi grants to Ardelyx pursuant to this Agreement under Sanofi Sole Program Technology, Sanofi Background Technology and Sanofi’s interest in the Joint Technology, including without limitation the licenses and rights granted to Ardelyx pursuant to Sections 2.7, 3.3 and 5.8(d) and Article 11. For clarity, nothing in the preceding sentence or elsewhere in this Agreement shall be interpreted as an obligation on Sanofi or its Affiliates to procure Ardelyx access to any Know-How, Patents or other Intellectual Property Rights of an Affiliate of Sanofi or a Sanofi Licensee where such Know-How, Patents or other Intellectual Property Rights were developed outside of the Program, and are not Utilized in the Program. Sanofi shall remain liable for any action or failure to act by any Sanofi Licensee that would constitute a breach of this Agreement if such action or failure were committed by Sanofi. Sanofi shall ensure that any agreement with a Sanofi Licensee contains such provisions as are necessary to give effect to the provision of Section 11.3(b) which may provide for the termination of any such agreement with a Sanofi Licensee in the event of a termination of this Agreement.

2.5 Distributorships. Following the exercise of the Option to Continue and the payment of the Continuation Milestone, Sanofi shall have the right, in its sole discretion, to appoint its Affiliates, and Sanofi, its Affiliates, the Sublicensees and the Sanofi Licensees shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Program Products. In circumstances where such appointed Person purchases its requirements of Program Products from Sanofi, its Affiliates, its Sublicensees, or the Sanofi Licensees, but does not otherwise make any royalty or other payment to Sanofi, its Affiliates, its Sublicensees or the Sanofi Licensees with respect to Intellectual Property Rights with respect to Program Products, and where such Person is not an Affiliate of Sanofi and neither Sanofi nor any of its Affiliates shares in the profits from, or has an equivalent interest in the proceeds, other than, for clarity, receipt of payment for the supply of the Program Products, from, the sale of Program Products by such Person, that Person shall be a “Distributor” for purposes of this Agreement. Sanofi shall remain liable for any action or failure to act by any Distributor that would constitute a breach of this Agreement if such action or failure were committed by Sanofi.

2.6 Rights Retained by Ardelyx. Notwithstanding the licenses set forth in this Article 2, Ardelyx retains the non-exclusive right under the Licensed Technology and Joint Technology to (a) perform any activities that may be explicitly requested to be performed by Ardelyx by the Development Advisory Committee in accordance with Section 3.3, and with respect to which Ardelyx has specifically agreed to perform (the “Assigned Activities”); and (b) following the exercise of the Co-Promote Option, promote the Program Products in the U.S. Territory that have been assigned to Ardelyx under the Co-Promote Agreement subject to Article 5 and the Co-Promote Agreement (the “Promotion Activities”).

2.7 Program Technology License to Ardelyx. Sanofi grants to Ardelyx a non-exclusive, paid-up, royalty free, worldwide license under any Sanofi Sole Program Technology, to Exploit the Program Compounds and Program Products for the sole purpose of performing the Assigned Activities and the Promotion Activities.

2.8 NaP2b Products and Grant Back to Ardelyx.

(a) Notwithstanding the license grant set forth in Section 2.2, [***]. In the event that Sanofi determines that it is interested in [***], Sanofi shall inform Ardelyx and the Parties shall engage in good faith negotiations to determine the terms and conditions under which [***].

(b) Sanofi grants to Ardelyx a non-exclusive, paid-up, royalty free, non-transferable worldwide license under the Listed Patents for the sole purpose of [***] (such compounds or products, the “Grantback Products”) (the “Grantback License”). Ardelyx shall not have the right to grant a sublicense under the license set forth above except to enable a Third Party to provide contract research services for Ardelyx. Other than the restriction on [***], Sanofi reserves all rights not expressly granted by the Grantback License. No additional rights (including any implied patent or know-how licenses, covenants, releases, rights to know-how or other rights) are granted under this Section (b) by implication, estoppel or otherwise, including any rights to any enabling technologies or under any additional patents of Sanofi, even if such enabling technologies or additional patent rights are needed for Ardelyx to Exploit the Grantback Products. For clarity, the license rights granted to Ardelyx under this Section 2.8 do not include any right for [***].

2.9 Non-compete and Restrictive Covenants.

(a) [***], neither Sanofi nor any of its Affiliates shall, other than as part of the collaboration described in this Agreement, either by itself or through a Third Party, [***] (such product or compound, a “NaP2b Product”); provided that if this Agreement is terminated as a result of a Sanofi Triggered Termination then, [***].

(b) Except as otherwise expressly permitted in this Agreement, neither Ardelyx nor any of its Affiliates shall, either by itself or through a Third Party, [***], a NaP2b Product. For clarity, this restriction applies to [***].

(c) Notwithstanding the aforesaid, (i) it shall not constitute a breach of the covenants set forth in subsections (a) or (b) above for a Party, or any of its respective Affiliates to, either by itself or through a Third Party, [***], and (ii) it shall not constitute a breach of the covenant set forth in subsection (b) above in the event that any activities performed by [***].

(d) Notwithstanding the aforesaid, neither a Party’s nor any of such Party’s Affiliates’ direct or indirect acquisition of or by, or merger with, in whole or in part, a Person (or group of companies) or the business of a Person (or group of companies) having any activity contravening the covenants set forth above in this Section 2.9, shall constitute a breach of such covenants by such Party, if:

(i) with respect to Ardelyx, [***];

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) with respect to Sanofi or Ardelyx (in the case of Ardelyx, if the conditions under subsection (i) above are not fulfilled), within [***], such Party shall provide the other Party with written notice (X) of its, or its Affiliates’, as the case may be, [***], or (Y) of its decision that, for all purposes under this Agreement, including the consideration provisions set forth in Article 6, and the term and termination provisions set forth in Article 11, (XX) the NaP2b Product that contravenes the covenants [***] (each a “Contravening Product”), (YY) in the case of Ardelyx, any [***], and in the case of Sanofi, any [***], and in the case of both Ardelyx and Sanofi, for clarity, after the closing of the transaction giving rise to the Contravening Product, [***]; or

(iii) with respect to Sanofi, within [***], Sanofi provides Ardelyx with written notice of its termination of this Agreement pursuant to Section 11.2(b) with the consequences described in Section 11.3, including subsection 11.3(n). For the avoidance of doubt, in such case, Sanofi shall continue to adhere to the provisions of Section 2.9(a) [***] with respect to all NaP2b Products including any NaP2b Products or activities acquired directly or indirectly by the acquisition or merger leading to Sanofi’s termination under this Section 2.9(d)(iii).

In the event that either Party provides a written notice of its or its Affiliates’ [***] pursuant to the above, then (X) such Party shall (or, as the case may be, cause its relevant Affiliate to) diligently pursue the sale or transfer to a Third Party of such business, and in any case, shall enter into (or, as the case may be, cause its relevant Affiliate to enter into) a binding definitive agreement with a Third Party for such sale or transfer no later than [***] (or such longer period as the Parties may agree) after the closing of the acquisition or merger transaction under which the relevant business was acquired, and (Y) neither such Party nor its Affiliates, as the case may be, shall during such [***] period (or other longer agreed period), [***] the NaP2b Product (being the subject of research or Development activities forming part of the relevant business which is to be divested), unless [***]. In the case of Sanofi undergoing such a transaction, it shall, notwithstanding anything to the contrary in this Section 2.9(d), at all times continue to be obligated to use Commercially Reasonable Efforts to Develop or Commercialize Program Products as set forth in Section 4.3(a).

(e) The words “[***]” and all variations thereof included in this Section 2.9 with reference to NaP2b Products shall include the activities described in the [***], but with such activities being with respect to NaP2b Products rather than with respect to Program Products as set forth in the definition.

(f) Sanofi shall not supply Program Compounds or Program Products to any Third Party for any Third Party use, other than to perform Exploitation activities in compliance with this Agreement. In addition, Sanofi shall not license any Third Party (other than a Sanofi Licensee, Sublicensee or other licensee or sublicensee consistent with the terms and conditions of this Agreement) to make or have made Program Compounds or Program Products, except to carry out the provisions of this Agreement.

(g) The Parties agree that the restrictions contained in this Section 2.9 are reasonable and necessary for the protection of the Parties’ and their Affiliates’ respective confidential

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

information and business, that such restrictions are reasonable in all the circumstances and that the Parties would not have entered into this Agreement without the protections afforded to them under this Section 2.9.

2.10 No Implied Rights. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder.

2.11 Exclusivity Term. Sanofi’s exclusive license granted under Section 2.2, shall expire with respect to each separate Program Product, on a country-by-country basis, on the date when (i) [***], and (ii) there are no longer [***]. Upon expiry of Sanofi’s exclusive licenses with respect to a Program Product in a country, Sanofi’s licenses with respect to such Program Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable and the Net Sales of such Program Product in such country shall be excluded from the royalty calculations under Section 6.4 (including the thresholds and ceilings). Sanofi and its Affiliates and Sublicensees shall be allowed to continue exercising Sanofi’s rights under the licenses granted in Section 2.2 on a non-exclusive basis in such country with no further consideration to Ardelyx.

ARTICLE 3.

DEVELOPMENT ADVISORY COMMITTEE AND PRIOR DEVELOPMENT PHASE

3.1 DAC. Ardelyx and Sanofi shall establish a Development Advisory Committee (the “DAC”). The DAC shall remain in effect from the Effective Date until the earlier of [***]. The DAC shall serve as a joint working group for the purpose of approving the Pre-Clinical Development Plan and the Development Plan ([***] having the final decision in case of any persisting disagreement in that respect), and facilitating interactions between the Parties in relation to the performance of the Program. [***]. The DAC shall consist of [***] project leaders, [***], and such additional members as each Party may appoint from time to time as necessary or useful for the performance of the DAC’s responsibilities hereunder. Each Party shall have the right to withdraw or replace its DAC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent position and experience as the representative that such person replaces. The DAC shall hold meetings at such times and places as shall be determined by a consensus of the committee, and, unless determined otherwise by unanimous approval of the DAC, such meetings shall not be held less frequently than once every [***]. Meetings of the DAC may be held in person, via internet, telephonically or by videoconference. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the DAC attending or otherwise participating in DAC meetings. Each Party’s representatives on the DAC as of the Effective Date are set forth in Exhibit B. For clarity, each Party shall be required to disclose through the DAC or, in the event the DAC is terminated pursuant to Section 3.2, directly to the other Party only such information reasonably necessary to ensure compliance with this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Ardelyx Membership in the DAC. Ardelyx’s membership in the DAC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of performing activities within the remit of the DAC. During any such period, Ardelyx shall have the right to withdraw from membership in the DAC upon thirty (30) days’ written notice to Sanofi, which notice shall be effective upon the expiration of such thirty (30) day period. Such withdrawal shall be permanently irrevocable and shall not, however, relieve Ardelyx of any of its obligations under this Agreement (apart from the obligation to participate at DAC meetings). Upon the effective date of Ardelyx’s withdrawal pursuant to the above, the DAC shall be disbanded. In case of early disbandment of the DAC in accordance with this Section 3.2, each Party shall have the right to continue to receive the information it would otherwise be entitled to receive under this Agreement, and any information originally to be disclosed through the DAC shall be provided to such Party directly by the other Party subject to the terms and conditions of this Agreement.

3.3 Assigned Activities. In the event that Sanofi requests that Ardelyx perform certain Assigned Activities, such Assigned Activities shall be described and discussed at a DAC meeting, and if Ardelyx agrees to perform such Assigned Activities in accordance with the budget prepared by Sanofi and presented to the DAC, then Ardelyx shall use Commercially Reasonable Efforts to conclude such Assigned Activities. In connection therewith, Ardelyx shall submit invoices to Sanofi at the beginning of each Calendar Quarter, which invoices shall detail the Assigned Activities Expenses incurred by Ardelyx during the previous Calendar Quarter, including [***], in each case to the extent consistent with the budget for the Assigned Activities. Sanofi shall pay each invoice within thirty (30) days of its receipt thereof. For clarity, neither (a) Ardelyx’s participation in the DAC as described in Section 3.1 above or in the SAC as described in Section 5.4, nor (b) the technology transfer activities described in Section 3.4 below shall be considered Assigned Activities. Sanofi shall not, and shall procure that its Affiliates, Sanofi Licensees and Sublicensees shall not, anywhere in the world, [***].

3.4 Technology Transfer.

(a) No later than thirty (30) days after the Effective Date, Ardelyx shall transfer to Sanofi, at Ardelyx’s sole cost and expense, the Technology Transfer Deliverables. The thirtieth (30th) day after the Effective Date shall be the “Technology Transfer Phase Completion” unless Sanofi has provided Ardelyx with written notice prior to such date identifying the specific Technology Transfer Deliverables that have not been received as of such date, in which case, the Technology Transfer Phase Completion shall occur on such date as the previously noticed and identified Technology Transfer Deliverables are received by Sanofi.

(b) For a period of [***], Sanofi shall have access, as reasonably requested by Sanofi, free of charge, to Ardelyx scientific personnel at reasonable times during normal business hours and upon reasonable prior notice for discussion related to the Technology Transfer Deliverables and for reasonable assistance with respect to the technology transfer and use of the Licensed Technology by Sanofi; provided that the fulfillment of such requests under this Section 3.4(b) shall be at Ardelyx’s full discretion if they require more than [***]. After the [***], Ardelyx shall for an additional [***] period continue to respond in a reasonable time period to reasonable requests by Sanofi for additional assistance relating to the Licensed Technology; provided that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the fulfillment of such requests during the [***] period shall be at Ardelyx’s full discretion if they require more than [***]. After the termination of the [***] period, any future requests by Sanofi for additional assistance relating to the Licensed Technology shall be addressed by Ardelyx in its sole discretion.

3.5 Prior Development Phase. After the Technology Transfer Phase Completion, the “Prior Development Phase” shall commence. Unless extended by the mutual written agreement of the Parties prior to its termination, the Prior Development Phase shall terminate on the date that is the [***]. The Parties may extend the Prior Development Phase once for an additional [***] period provided that both Parties agree in writing to the extension prior to the original termination date.

3.6 Pre-Clinical Development Plan. No later than [***] after the Technology Transfer Phase Completion, Sanofi shall submit to Ardelyx a plan (the “Pre-Clinical Development Plan”) for the discovery, research and pre-clinical development of Program Compounds, which plan may be amended from time to time by Sanofi at its sole discretion and shall have a stated goal of Filing an IND for one or more Program Compounds. The Pre-Clinical Development Plan shall include a plan for (i) [***], and (ii) [***]. Ardelyx shall promptly provide its comments on the Pre-Clinical Development Plan proposed by Sanofi. The Parties shall thereafter promptly engage in discussions in good faith with the objective to agree on a final Pre-Clinical Development Plan.

3.7 Diligence and Expenses. Sanofi shall use Commercially Reasonable Efforts to complete the Pre-Clinical Development Plan during the Prior Development Phase, and Sanofi shall be responsible for all costs and expenses incurred in the performance of the Pre-Clinical Development Plan (other than unapproved budget overages incurred by Ardelyx with respect to the Assigned Activities). In the event that the FDA or another competent Regulatory Authority has issued a clinical hold on the Development of a Program Product, Sanofi shall use Commercially Reasonable Efforts to cause the release of such clinical hold.

ARTICLE 4.

OPTION TO CONTINUE AND GENERAL PROVISIONS ON DEVELOPMENT

AND COMMERCIALIZATION

4.1 Option to Continue.

(a) Ardelyx hereby grants to Sanofi an exclusive option, exercisable at any time during the Option Exercise Period, to Exploit Program Compounds and Program Products under the terms set forth in this Agreement (the “Option to Continue”). If Sanofi fails to provide Ardelyx with written notice of its exercise of the Option to Continue prior to the termination of the Option Exercise Period, the Option to Continue shall no longer be exercisable and this Agreement shall terminate in accordance with Section 11.2(b).

(b) If Sanofi provides Ardelyx with written notice of its exercise of the Option to Continue during the Option Exercise Period, then (i) Sanofi shall pay to Ardelyx a nonrefundable one-time amount of [***] (the “Continuation Milestone”) as set forth in Section 6.3(a), and (ii) upon payment of the Continuation Milestone, the license grant set forth in Section 2.2 shall

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

automatically become effective, without further action on the part of either Party and subject to the terms and conditions of this Agreement. The Continuation Milestone shall not be creditable against any other payments Sanofi is obligated to make to Ardelyx under this Agreement.

(c) In the event Sanofi determines that a filing is required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to the exercise of the Option to Continue, the Parties will cooperate in good faith to make the required filing. The Continuation Milestone shall be payable and the Option to Continue shall be deemed exercised only after the completion of any required filing and the end of any required waiting period. For clarity, the fact that completion of any required filing or the end or any required waiting period occurs after the end of the Option Exercise Period will not affect the validity of the Option to Continue, provided that Sanofi has provided the written notice referred to in subsection 4.1(a) above before the end of the Option Exercise Period, and provided, further that Sanofi shall diligently proceed in the preparation and filing of the required filing.

4.2 Development Plan. Following the exercise of the Option to Continue, the Development of the Program Products shall be governed by a global development plan (“Development Plan”) describing the Development of each Program Product for any indications elected by Sanofi in each Major Country. Within [***] after Sanofi’s exercise of the Option to Continue, Sanofi shall submit an initial Development Plan to the DAC for review and comment, or in the event the DAC has been disbanded, to Ardelyx. Thereafter, as soon as reasonably practicable following finalization thereof, Sanofi shall provide Ardelyx with any revision of the Development Plan and no less frequently than [***], Sanofi shall submit [***] Development Plan (or a reasonably detailed summary thereof) to the DAC or to Ardelyx, as applicable under this Agreement.

4.3 Diligence Obligations.

(a) Following the exercise of the Option to Continue, Sanofi shall use Commercially Reasonable Efforts at its own cost and expense (i) to Develop one (1) Program Product for one indication in the Field (and may Develop any additional Program Products or indications) and to seek and obtain Regulatory Approval for such Program Product for use in humans in each of the Major Countries, (ii) to Manufacture or have Manufactured Program Compound and Program Product for use in the Development and Commercialization thereof, and (iii) to Commercialize a Program Product for use in humans in each of the Major Countries. Sanofi shall perform, or cause its Affiliates or Third Party contractors to perform, its responsibilities under this Agreement, in compliance with this Agreement, all Applicable Laws, including, without limitation, then-current GLP, GCP and GMP. Further, Ardelyx acknowledges and agrees that nothing in this Section 4.3 is intended, or shall be construed, to require Sanofi to Develop or Commercialize a specific Program Product. In the event that Sanofi decides to discontinue the Development or Commercialization of a Program Product in favor of another Program Product, its obligations under this Section 4.3 shall cease with respect to such initial Program Product in favor of such other Program Product. Further, for clarity, for the purposes of this Section 4.3(a), Commercially Reasonable Efforts shall be determined [***], and Sanofi shall not be required to launch or otherwise commercialize a Program Product in any country of the Territory (including for clarity a Major Country) where Commercially Reasonable Efforts would not require it to do so.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) If Ardelyx at any time reasonably determines that a substantial delay has occurred in the Development of a Program Product, Ardelyx shall have the right to convene a meeting of the Senior Executives in order to discuss Ardelyx’s determination and Sanofi’s explanation therefor. The meeting shall be convened within [***] following Ardelyx’s written request therefor. Following such meeting, if Ardelyx believes that the substantial delay has occurred due to Sanofi’s failure to use Commercially Reasonable Efforts, Ardelyx shall, without further delay, have the right to proceed to exercise its rights under Section 11.2(a) (subject to the provisions set forth therein and in Article 13).

4.4 Reports of Development Activities. Sanofi will report on the Development activities, if any, undertaken by it in accordance with the Development Plan at each meeting of the DAC, or in the event the DAC has been disbanded, to Ardelyx directly, as set forth in this Section 4.4. Such reports shall include a reasonably detailed summary of all results, data and material inventions, if any, obtained from such Development activities. In addition, Sanofi will, at its own expense, make appropriate scientific and regulatory personnel available to Ardelyx, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep Ardelyx reasonably informed of material Development activities conducted by Sanofi; provided that the fulfilment of such requests under this Section 4.4 shall be at Sanofi’s sole discretion if they require more than [***] over and above the time spent with respect to the normal organization of, and attendance to, DAC meetings.

4.5 Regulatory Matters.

(a) Sanofi shall be solely responsible for all regulatory filings and communications with each Regulatory Health Authority including, without limitation, for the preparation and filing of all INDs and applications for pricing and reimbursement approval and for providing, in the format required by Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities as part of a Drug Approval Application for a Program Product, including data from all Clinical Trials and all Manufacturing and controls information required for Regulatory Approval of such Program Product by the Regulatory Health Authorities. Sanofi shall own all right, title and interest in and to any Regulatory Filings and all Regulatory Approvals relating to the Program Compounds or Program Products and they shall be held in the name of Sanofi or its designated Affiliate, Sanofi Licensee, Sublicensee or other designee. Ardelyx shall duly execute and deliver or cause to be duly executed and delivered, such instruments and shall, at Sanofi’s cost and expense, do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary under or as Sanofi may reasonably request in connection with or to carry out more effectively the purpose of or to better assure and confirm unto Sanofi its rights under this Section 4.5(a).

(b) During the Term, through the DAC, or otherwise, if the DAC has been terminated pursuant to Section 3.2, Sanofi shall report to Ardelyx regarding the status of each pending or proposed IND application or Drug Approval Application covering a Program Product in the Territory.

(c) If Ardelyx has exercised the Co-Promote Option (as described in Section 5.1 below) the following provisions of this Section 4.5(c) shall apply during the term of the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Co-Promote Agreement: Sanofi shall keep Ardelyx informed on an ongoing basis regarding the schedule and process for the preparation of the Drug Approval Application in respect of the relevant Co-Promote Product in the U.S. Territory, provide final (or close to final) drafts of those sections of the Drug Approval Application requested by Ardelyx, and permit Ardelyx to review and comment on sections of such drafts in parallel with Sanofi’s review process and in compliance with the timelines Sanofi has stipulated for its internal purposes, and Sanofi shall use reasonable efforts to incorporate Ardelyx’s comments therein. Notwithstanding the aforesaid, if the Parties are unable to achieve a consensus regarding any comments made or changes proposed by Ardelyx, Sanofi shall make the final determination as to whether and when to file the Drug Approval Application as well as the form and content thereof. The purpose of such foregoing interactions shall be to identify and resolve any potential reasonable concerns of Ardelyx in advance of the proposed filing of such Drug Approval Applications (and in particular the initial Drug Approval Application) in the U.S. Territory. Following the filing of the initial Drug Approval Application in the U.S. Territory, Sanofi shall continue to work with Ardelyx in the manner outlined above in this Section 4.5(c) in connection with any subsequent Drug Approval Applications in the U.S. Territory for the Co-Promote Product in respect of which Ardelyx has exercised the Co-Promote Option, and Sanofi shall provide Ardelyx with a copy in electronic form of all filings to Regulatory Health Authorities in the U.S. Territory that it makes hereunder in connection with such foregoing Drug Approval Applications. Sanofi shall further promptly furnish Ardelyx with copies of all material correspondence or minutes from any material meetings with any Regulatory Health Authority, in each case relating to any such Drug Approval Application in the U.S. Territory.

(d) If Ardelyx has exercised the Co-Promote Option, the following provisions of this Section 4.5(d) shall apply during the term of the Co-Promote Agreement: Sanofi shall notify Ardelyx of any request for [***] and Sanofi shall allow [***]. The foregoing shall apply with respect to [***]. Sanofi shall as soon as reasonably practicable furnish Ardelyx with copies of all substantive correspondence Sanofi has had with the FDA, and contact reports concerning substantive conversations or substantive meetings with the FDA, in each case relating to any such Drug Approval Application for a Co-Promote Product.

(e) If Ardelyx has exercised the Co-Promote Option, and any Regulatory Health Authority threatens or initiates any action to remove a Co-Promote Product from the market in the U.S. Territory, Sanofi shall notify Ardelyx of such communication as promptly as reasonably practical under the circumstances, but in any event within [***] of receipt of such communication from the Regulatory Health Authority.

4.6 Product Recall. In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Program Compounds or the Program Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall as promptly as reasonably practical under the circumstances advise the other Party thereof. Following notification of a recall, Sanofi shall

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have the right to decide whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) in the Territory and shall have control of the manner in which any such recall or market withdrawal shall be conducted. Except as otherwise agreed between the Parties in the Co-Promote Agreement with respect to Commercialization in the U.S. Territory, Sanofi shall bear the expenses of any recall of a Program Product.

4.7 General Provisions Regarding Commercialization.

(a) Sanofi will control and perform, itself or through its Affiliates, Sanofi Licensees, Sublicensees or Distributors, the Commercialization of all Program Products throughout the Territory and, as a result, shall, be obligated and responsible for using Commercially Reasonable Efforts to carry out Commercialization activities, as such Commercially Reasonable Efforts obligation is set forth in Section 4.3(a)(iii) of this Agreement. Except to the extent otherwise described in this Agreement or the Co-Promote Agreement, Sanofi will be solely responsible for, and will bear all costs relating to, the Commercialization of the Program Products in the Territory.

(b) With respect to Commercialization of Program Products (other than with respect to a Co-Promote Product in the U.S. Territory), (i) such Commercialization shall be conducted independently of Ardelyx by Sanofi, its Affiliates, Sanofi Licensees and Sublicenses, and (ii) Sanofi shall provide to Ardelyx, on [***], summaries of its overall plans for Commercialization and launch of Program Products in the Major Countries, and a report of the current status of such Commercialization activities. Sanofi shall provide for the first time the information described in this Section 4.7(b) as soon as reasonably practicable following the Filing of the first Drug Approval Application for a Program Product in the Territory.

ARTICLE 5.

CO-PROMOTE AND SALES ADVISORY COMMITTEE

5.1 Co-Promote Option.

(a) In addition to its other reporting obligations under this Agreement, Sanofi shall provide to Ardelyx a final report (each a “Phase 3 Clinical Study Report”) for each Phase 3 Clinical Trial Completed for (i) the first Program Product to enter a Phase 3 Clinical Trial and (ii) thereafter, if Ardelyx has exercised the Co-Promote Option as set forth below, for each Phase 3 Clinical Trial Completed that is subsequently conducted for any additional Program Products. Each such Phase 3 Clinical Study Report shall be delivered within thirty (30) days after the date of Completion of such Phase 3 Clinical Trial.

(b) Ardelyx shall have the non-exclusive option to elect to participate in the marketing and promotion of the Program Products (referred to in subsection (a) above) in the U.S. Territory, as set forth below in this Article 5 and subject to a separate Co-Promote Agreement to be executed pursuant to Section 5.8(b) (the “Co-Promote Option”). Ardelyx shall have the right to exercise the Co-Promote Option in respect of each Program Product for which Phase 3 Clinical Trial development has been Completed as described in subsection (a) above in the U.S. Territory, by providing to Sanofi a written notice of its election to do so, within [***] after its receipt of the Phase 3 Clinical Study Report for the final Phase 3 Clinical Study to

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be Completed for such Program Product indication prior to filing for Regulatory Approval for such indication. If Ardelyx does not provide the above election notice within such [***] period with respect to the first Program Product indication Ardelyx shall be deemed to have irrevocably waived its rights under the Co-Promote Option to such Program Product indication and any additional indications for such Program Product, or any additional Program Products. .

(c) “Co-Promote Product” shall mean a Program Product marketed and promoted in the U.S. Territory for all indications approved unless otherwise provided in the Co-Promote Agreement; provided that Ardelyx has duly exercised the Co-Promote Option for such product, in accordance with Section 5.1(b), and that a Co-Promote Agreement has been executed by the Parties.

5.2 Sales Advisory Committee Overview. Ardelyx and Sanofi shall create a sales advisory committee (“Sales Advisory Committee” or “SAC”), within [***] after Sanofi’s receipt of Ardelyx’s written notice of its exercise of the Co-Promote Option pursuant to Section 5.1(b). The SAC shall remain in effect throughout the Term unless and until [***]. The SAC shall serve as a forum for discussing and sharing Commercial Information; discussing promotion strategy regarding the Commercialization of the Co-Promote Products in the U.S. Territory; and discussing the allocation of Commercialization activities to be conducted by Ardelyx and Sanofi, all in accordance with the Co-Promote Agreement and the provisions set forth below in this Article 5.

5.3 Composition of SAC. [***] The SAC shall be chaired by a representative of [***]. The chairperson shall be responsible for calling meetings, setting the agenda, circulating – where reasonably possible given the urgency of the matter at hand – the agenda at least ten (10) days prior to each meeting and distributing minutes of the meetings within thirty (30) days following such meetings (provided that the chairperson may elect to delegate the performance of such responsibilities to other members of the SAC from time to time). Each Party shall have the right to withdraw or replace its SAC representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent position and experience as the representative that such person replaces. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate Commercial Information at least twenty (20) Business Days in advance of each meeting of the SAC (or otherwise as early as possible in advance of such meeting). The chairperson shall not unreasonably reject any proposed agenda items. The members of the SAC shall have substantial experience in pharmaceutical sales and marketing. From time to time, the SAC may invite personnel of the Parties having commercial, marketing and other expertise to participate in discussions of the SAC.

5.4 Responsibilities of the SAC. The SAC’s responsibilities will include, (i) reviewing the overall plans for Commercialization (“US Commercialization Plans”) and launch of the Co-Promote Products (“US Launch Plans”) in the U.S. Territory and reviewing plans for trademark selection for the Co-Promote Products in the U.S. Territory, such plans to be prepared and approved by Sanofi, (ii) receiving and providing to the Parties any relevant sales, pricing, and financial reports pertaining to Pre-Approval Activities and Commercialization of the Co-Promote Products in the U.S. Territory, (iii) facilitating the flow of Commercial Information with respect to the Commercialization of the Co-Promote Products in the U.S. Territory, as needed,

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(iv) performing quarterly reviews of the progress of launch and Commercialization activities in the U.S. Territory with respect to the Co-Promote Products, and (v) coordinating the efforts of the Parties in connection with Commercialization of the Co-Promote Products in the U.S. Territory. Sanofi shall provide the first draft of the US Commercialization Plan and the US Launch Plan when available for Sanofi’s own Commercialization purpose. For clarity, each Party shall be required to disclose through the SAC or, in the event the SAC is terminated pursuant to Section 5.7, directly to the other Party only such information reasonably necessary to Co-Promote the Product in the U.S. Territory.

5.5 Meetings of the SAC. The SAC shall hold meetings at such times and places as shall be determined at least once every [***]. Meetings of the SAC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the SAC, or may be held via internet telephonically or by video conference. Meetings of the SAC will be effective only if at least [***] each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred by its employees, consultants and its members of the SAC attending or otherwise participating in SAC meetings.

5.6 SAC Decision Making. The SAC shall [***].

5.7 Ardelyx Membership. Ardelyx’s membership in the SAC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of performing activities within the remit of the SAC. Ardelyx shall have the right to irrevocably withdraw from membership in the SAC upon thirty (30) days’ written notice to Sanofi, which notice shall be effective upon the expiration of such thirty (30) day period. Such withdrawal shall not, however, relieve Ardelyx of any of its obligations under this Agreement (apart from the obligation to participate at SAC meetings). Upon the effective date of Ardelyx’s withdrawal pursuant to the above, (i) Ardelyx’s membership in such committee shall be terminated, and (ii) Ardelyx shall have the right to continue to receive the Commercial Information it would otherwise be entitled to receive under this Agreement.

5.8 Co-Promote Activities in the U.S. Territory.

(a) If Ardelyx has duly exercised the Co-Promote Option as per Section 5.1, Ardelyx shall be entitled and obligated to carry out those promotional tasks within the U.S. Territory in respect of the Co-Promote Product (for which Regulatory Approval has been obtained in the U.S. Territory) that will be allocated to it in accordance with this Article 5 and subject to relevant US Launch Plans, US Commercialization Plans and the Co-Promote Agreement. Ardelyx’s participation in the Promotion Activities shall, at a minimum, include (i) [***] (for clarity, such Detail efforts to include those performed by Ardelyx, in the event it exercises the Co-Promote Option) with respect to the relevant Co-Promote Products in the U.S. Territory as set forth in the US Commercialization Plan and the US Launch Plan prepared by Sanofi, and (ii) Other Promotional Activities and may constitute, at Ardelyx’s election, [***], as determined in the Co-Promote Agreement.

(b) Within thirty (30) days after its exercise of the Co-Promote Option as per Section 5.1, Ardelyx shall provide to the SAC a proposal (“Promotion Proposal”) describing the Detail commitments and Other Promotional Activities proposed to be undertaken by Ardelyx in

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connection with the Commercialization of the Co-Promote Products in the U.S. Territory. Such Promotion Proposal shall include, among other things, a detailed description of the Detailing and of any Pre-Approval Activities and Other Promotional Activities that Ardelyx proposes to conduct in the U.S. Territory, [***]. The Promotion Proposal shall be considered and discussed by the SAC. Based on such discussions, Ardelyx and Sanofi (or, at Sanofi’s option, one of Sanofi’s Affiliates) shall negotiate in good faith to execute as promptly as possible a separate agreement (the “Co-Promote Agreement”) that shall set forth the detailed activities and responsibilities of Ardelyx in respect of Detailing, Pre-Approval Activities and Other Promotion Activities in each case in the U.S. Territory, and the consequences of Ardelyx’s failure to adequately perform its obligations under the Co-Promote Agreement. The Co-Promote Agreement shall provide for payment to Ardelyx for the Detail, Pre-Approval Activities and Other Promotional Activities to be undertaken by Ardelyx, and shall (i) specify a per Detail fee (“Detail Rate”) reflecting the value of Detail services mutually agreed upon by the Parties, and an appropriate FTE rate (the “Promotion FTE Rate”) for Other Promotional Activities and Pre-Approval Activities to be performed by Ardelyx (if any) and (iii) otherwise contain such additional reasonable terms and conditions as the Parties deem appropriate. In the event that the Parties are unable, after engaging in good faith negotiations within the parameters set forth in Section 5.8(a), to agree on the terms of the Co-Promote Agreement, such failure to agree on terms shall not be a material breach of this Agreement.

(c) With respect to Co-Promotion in the U.S. Territory, at any time during the Term, Ardelyx may make a one-time, irrevocable election to terminate its efforts with respect to its participation in the promotion of the Co-Promote Products in the U.S. Territory upon [***] prior written notice and any other conditions set forth in the Co-Promote Agreement, in which case all such activities shall be conducted, as between the Parties, solely by Sanofi, its Affiliates, Sanofi Licensees, Sublicensees or contractors (excluding Ardelyx) upon expiration of such notice period.

(d) For clarity, Sanofi shall not, and shall procure that its Affiliates, Sanofi Licensees and Sublicensees shall not, [***].

ARTICLE 6.

CONSIDERATION

6.1 Licensed Know How. The Parties acknowledge the substantial value of the Licensed Know How provided to Sanofi under this Agreement and, the significant contributions of Ardelyx in the Development and Commercialization of the Program Products as a result of the Licensed Know How provided hereunder to Sanofi, including enabling Sanofi to identify, make, optimize and characterize new Program Compounds that may not be covered or claimed by the Listed Patents. Accordingly, for their convenience, the Parties have provided for the payment of milestones and royalties pursuant to this Article 6 for Program Products, whether the active ingredient is an Ardelyx Compound or a Covered Compound.

6.2 Upfront. As partial payment for the rights and licenses granted to Sanofi by Ardelyx under this Agreement, Sanofi shall pay to Ardelyx a nonrefundable one-time upfront payment of one million two hundred fifty thousand U.S. dollars (U.S. $1,250,000) within ten (10) Business Days after the Effective Date against an invoice received by Sanofi from Ardelyx

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no later than such date, which invoice may be sent on or after the Effective Date. The upfront payment shall not be creditable against any other payments Sanofi is obligated to make to Ardelyx under this Agreement.

6.3 Milestone Payments.

(a) Sanofi shall make the following one-time, nonrefundable milestone payments to Ardelyx within [***] after receipt of an invoice from Ardelyx following the first achievement of each of the following milestone events:

Milestone Event	Milestone Payment
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

(b) With respect to the milestones set forth in Section 6.3(a), it is the intention of the Parties that if Sanofi [***], then at the time the milestone associated with the [***]. For clarity, the total aggregated milestone payments that may be made under Section 6.3(a) shall not exceed one hundred ninety-six million, seven hundred and fifty thousand ($196,750,000) U.S. dollars. For the avoidance of doubt, the milestones set forth in Section 6.3(a) shall be payable only with respect to use of a Program Product in humans.

(c) Notwithstanding anything else set forth herein, none of the milestone payments set forth in Section 6.3(a) shall be payable more than once irrespective of the number of Program Products or indications that have achieved the relevant milestone events set forth in Section 6.3(a).

(d) No payments pursuant to Section 6.3(a) shall be creditable against any other payments Sanofi is obligated to make to Ardelyx under this Agreement.

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6.4 Royalties.

(a) Subject to the provisions set forth below in Sections 6.4(b) through 6.4(j), and Section 6.5, Sanofi shall pay to Ardelyx, with respect to each Program Product, a royalty on aggregate Annual Net Sales of each such Program Product made by Sanofi, its Affiliates, Sanofi Licensees or its Sublicensees as follows:

Portion of aggregate Annual Net Sales of relevant Program Product	Royalty Rate
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***]	[***	]

(b) The calculation of royalties under this Section 6.4 shall be conducted separately for each Program Product. Thus, if Sanofi sells more than one Program Product in the Territory, the thresholds and ceilings in Section 6.4(a) shall apply separately to each Program Product.

(c) Sales between Sanofi, its Affiliates, Sanofi Licensees and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on Sanofi’s, its Affiliates’, Sanofi Licensees’ and Sublicensees’ sales of the Program Products to a Third Party, including Distributors (but excluding, for the avoidance of doubt, Sanofi Licensees and Sublicensees). Royalties shall be payable only once for any given batch of the Program Products. For the purpose of determining Net Sales, the Program Product shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by Sanofi, its Affiliates, Sanofi Licensees or Sublicensees of free samples of Program Product or clinical trial materials, or other transfers or dispositions for charitable, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

(d) If (i) Sanofi, in its reasonable judgment, determines that it is required to obtain a license or other right from any Third Party in order to avoid infringement of such Third Party’s Patent, (ii) Sanofi does not have any other commercially reasonable alternatives available to avoid such infringement, and (iii) Sanofi is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant of such license (“Third Party Compensation”), then for the period during which Sanofi owes royalties to Ardelyx hereunder, the amounts that would otherwise have been payable as royalties to Ardelyx under this Agreement shall be reduced by [***]. In the event Sanofi does not recoup [***] in a given period, due to the application of Section 6.4(g) or otherwise, it may [***].

(e) If, at any time, in any particular country in the Territory, (i) a Generic Product receives Regulatory Approval in such country and is introduced for commercial sale into such country, and (ii) [***] decrease by more than [***] compared to the average Net Sales of the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold, then, the royalties that would otherwise have been payable on Net Sales of such Program Product in such country under this Agreement shall be reduced by [***] as from the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

first Calendar Quarter in which this Section 6.4(e) applies and thereafter for so long as [***] in the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold. Further, if, at any time, in any particular country in the Territory, (i) a Generic Product receives Regulatory Approval in such country and is introduced for commercial sale into such country and, (ii) [***] decrease by more than [***] compared to the average Net Sales of the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold, then [***] the royalties that would otherwise have been payable on Net Sales of such Program Product in such country under this Agreement shall be reduced by [***] as from the first Calendar Quarter in which this Section 6.4(e) applies and thereafter for [***] in the two Calendar Quarters immediately preceding the first Calendar Quarter in which the Generic Product is sold. The calculation of the royalty reduction under this Section 6.4(e) shall be conducted separately for each Program Product in each country.

(f) If Applicable Law or a court or a governmental agency of competent jurisdiction requires Sanofi or any of its Affiliates or its or their Sanofi Licensees or Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Program Product in a country in the Territory (a “Compulsory License”), and the royalty rate for royalties payable to Sanofi, its Affiliates or its or their Sanofi Licensees or Sublicensees on Net Sales (which term for the purpose of this Section 6.4(f) shall apply mutatis mutandis to sales by such grantee) of Program Products by or on behalf of such grantee of the Compulsory License is less than the royalty rate for royalties on Net Sales due to Ardelyx pursuant to this Section 6.4 in such country, then the royalty rate applicable to Net Sales for royalties due Ardelyx in such country shall be reduced to [***]. If Sanofi or its Affiliates receives any compensation (other than royalty payments) for the Compulsory License from the grantee of the Compulsory License, then [***] (but such compensation shall otherwise be disregarded for the purpose of applying thresholds and ceilings). If Sanofi, its Affiliates, Sanofi Licensees, or Sublicensees learn that a Third Party is seeking a Compulsory License in any country in the Territory, Sanofi shall use Commercially Reasonable Efforts to oppose the granting of such Compulsory License. The royalty rate reduction set forth herein shall be effective as from the first Calendar Quarter in which this Section 6.4(f) applies and thereafter for so long as this Section 6.4(f) applies. The calculations of the royalty rate reduction under this Section 6.4(f) shall be conducted separately for each Program Product in each country.

(g) Any reductions set forth in Sections 6.4(d), 6.4(e) and 6.4(f) shall be applied in the order in which the event triggering such reduction occurs; provided that in no event shall the royalties that would otherwise have been payable to Ardelyx under this Section 6.4 in a particular Calendar Quarter, due to the cumulative reductions set forth out in Sections 6.4(d), 6.4(e) and 6.4(f), be reduced by more than [***] of that which would be due pursuant to Section 6.4(a).

(h) Sanofi’s obligation to pay royalties due under this Section 6.4 shall commence on a country-by-country basis, with respect to each separate Program Product, on the date of the First Commercial Sale of such Program Product in such country and shall expire, on a country-by-country basis, with respect to such Program Product, at the latest of: (i) the tenth (10th) anniversary of the First Commercial Sale of such Program Product in such country (or, in the case of any country in Europe, the tenth (10th) anniversary of the First Commercial Sale of such Program Product in any Major Country in Europe), and (ii) subject to Section 6.4(i) below, the date on which there is no longer a Valid Claim covering the Manufacture, use or sale of such Program Product in such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

country. At such time as (i) there is no longer a Valid Claim covering the Manufacture, use or sale of a Program Product in such country, and (ii) [***]. Upon expiry of Sanofi’s exclusive licenses with respect to a Program Product in a country, the license granted to Sanofi under Section 2.2 shall automatically, and without further action on the part of Ardelyx or Sanofi, become non-exclusive, fully-paid, irrevocable and perpetual with respect to such country and the Net Sales of such Program Product in such country shall be excluded from royalty calculations under this Section 6.4 (including for purposes of applying thresholds and ceilings).

(i) For clarity, no royalty shall be payable with respect to [***]. At such time, Sanofi shall be obligated to pay Ardelyx royalties on Net Sales of any Program Product in such country until such time as there is no longer a Valid Claim covering the Manufacture, use or sale of such Program Product in such country. In addition, Sanofi shall pay to Ardelyx royalties calculated [***].

(j) For further clarity, after the [***], Sanofi will be not be obligated to pay royalties on Net Sales in such country if [***].

6.5 Combination Products. In the event Ardelyx is entitled to receive royalties under this Agreement from any Program Product sold in the form of a Combination Product in any given country, then Net Sales for such Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the average gross invoice price in such country of a Program Product, containing the same amount of Program Compound as the sole active ingredient as the Combination Product in question (a “Comparable Program Product”), if sold separately, and B is the average gross invoice price in the given country of the ready for sale form of a product containing the same amount of the other therapeutically active ingredient(s) in the Combination Product that are not Program Compounds (the “Other Ingredients”), if sold separately. If, on a country-by-country basis, the Other Ingredients are not sold separately in a country, Net Sales in such country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C where A is the average gross invoice price in such country of a Comparable Program Product, if sold separately, and C is the average gross invoice price of the Combination Product in such country. If, on a country-by-country basis, a Comparable Program Product is not sold separately, Net Sales in such country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the average gross invoice price in such country of the Other Ingredients and C is the average gross invoice price in such country of the Combination Product. For the purpose of the above, the average gross invoice price for a Comparable Program Product and for each Other Ingredient shall be for a quantity comparable to that used in the Combination Product in question and of the same class, purity and potency. If, on a country-by-country basis, neither a Comparable Program Product nor the Other Ingredients are sold separately in a country, Net Sales in such country for the purposes of determining royalties of such Combination Product shall be determined based on the ratio of the cost of goods of the Program Compound to the sum of the cost of goods of the Program Compound and the cost of goods of the Other Ingredients.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.6 Sales by Sanofi Licensees or Sublicensees. In the event Sanofi grants licenses or sublicenses to one or more Sanofi Licensees or Sublicensees to make or sell Program Products to the extent permitted hereunder, such licenses and sublicenses shall include without limitation an obligation for the Sanofi Licensee and Sublicensee to account for and report its Net Sales of such Program Products on the same basis as if such sales were Net Sales by Sanofi, and Sanofi shall pay royalties to Ardelyx as if the Net Sales of the Sanofi Licensee and Sublicensee were Net Sales of Sanofi.

6.7 Royalty Payments and Reports. The royalties payable under Section 6.4 shall be calculated quarterly as of the last day of March, June, September and December respectively for the Calendar Quarter ending on that date. Sanofi shall deliver to Ardelyx a report summarizing the Net Sales of Program Products during each Calendar Quarter following the First Commercial Sale of a Program Product in the Territory. Such report shall be delivered within [***] following the end of each Calendar Quarter for which royalties are due from Sanofi. Any royalties payable to Ardelyx or its designee under this Agreement shall be paid [***] in the foregoing sentence of this Section 6.7.

6.8 Taxes.

(a) The royalties, milestones and other amounts payable by Sanofi to Ardelyx pursuant to this Agreement (“Payments”) shall not be reduced on account of Taxes unless required by Applicable Laws. Sanofi shall deduct or withhold from the Payments any Taxes that it is required by Applicable Laws to deduct or withhold. Notwithstanding the foregoing, if Ardelyx is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, withholding Tax, it may deliver to Sanofi or the appropriate governmental authority (with the assistance of Sanofi to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Sanofi of its obligation to withhold Tax, and Sanofi shall apply the reduced rate of withholding, or dispense with withholding, as the case may be. If, in accordance with the foregoing, Sanofi withholds any Tax, it shall make timely payment to the proper Tax Authority of the withheld Tax, in accordance with Applicable Laws, and send to Ardelyx proof of such payment within fifteen (15) days following that payment. Sanofi agrees to take reasonable and lawful efforts to minimize such Taxes to Ardelyx. Sanofi shall cooperate with Ardelyx as reasonably requested in any claim for refund or application to any Tax Authority. If Sanofi intends to withhold Tax from any Payment, Sanofi shall inform Ardelyx reasonably in advance of making such Payment to permit Ardelyx an opportunity to provide any forms or information or obtain any Tax Authority approval as may be available to reduce or eliminate such withholding.

(b) Notwithstanding the foregoing provisions of this Section 6.8, to the extent any Taxes are required to be deducted or withheld from any Payment by reason of an assignment by Sanofi of any of its rights or obligations under this Agreement, the amounts otherwise payable to Ardelyx shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.8), Ardelyx receives an amount equal to the sum it would have received had no such deduction or withholding been made.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Notwithstanding anything to the contrary contained in this Section 6.8 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, Sanofi shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by Ardelyx in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Ardelyx, in the case of payment of Indirect Taxes to Ardelyx. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Sanofi shall promptly inform Ardelyx and shall cooperate with Ardelyx to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

6.9 Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Ardelyx or any report required to be made by Sanofi shall be made by an Affiliate of Sanofi if such Affiliate is designated by Sanofi as the appropriate payer or reporting entity.

6.10 Mode of Payment and Invoice Requirements. All payments set forth in this Article 6 shall be remitted by wire transfer to the bank account of Ardelyx as designated in writing to Sanofi.

6.11 Payment Currency. Payments by Sanofi under this Agreement shall be paid to Ardelyx in U.S. dollars. For the purposes of computing the Net Sales of Program Products sold in a currency other than U.S. dollars, such currency shall be converted from local currency to U.S. dollars by Sanofi in accordance with the rates of exchange for the relevant month for converting such other currency into U.S. dollars used by Sanofi’s internal accounting systems, which are independently audited on an annual basis.

6.12 Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Program Products. The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Program Products transferred to such Party under this Agreement. The Parties shall co-operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.

6.13 Discounted Sales. In the event that one or more Program Products is included as part of a package of products offered to customers of Sanofi, and discounts on packages including Program Products are offered independently in the Territory, Sanofi shall not discount the price of the Program Products sold as part of a package unreasonably compared to the discount Sanofi offers on prices of the other products included in such package.

6.14 Diagnostic or Veterinary Products. The milestones and royalties in this Article 6 shall not apply to the Development and Commercialization of Program Products for diagnostic, veterinary or any other non-human use or for uses solely for screening patients who have been diagnosed with a disease, state or condition for eligibility to be treated for such disease, state or condition with a Program Product or for monitoring patients who are or have been treated with a Program Product. In the event that a Program Product is Developed for any such purposes, Sanofi shall pay Ardelyx such separate milestones and royalties for the development, commercialization or sale of such Program Product as are commercially reasonable taking into account the commercial potential of such Program Product and standard commercial terms in the industry for such products. If Sanofi decides to initiate development of such a Program Product, Sanofi shall notify Ardelyx thereof in writing and the Parties shall thereafter negotiate in good faith within a period of four (4) months from such notice to agree on such separate milestones (if any) and royalties. In the event of a failure of the Parties to reach such agreement within the aforementioned four (4) month period or any extension of such period mutually agreed by the Parties or otherwise in the event of a dispute as to the separate milestone and royalties for such Program Product, each Party shall be entitled to escalate the matter in accordance with Section 13.1 and, if applicable, to refer the matter to arbitration in accordance with Section 13.2(b).

ARTICLE 7.

CONFIDENTIALITY

7.1 Product Information.

(a) The Parties recognize that by reason of, among other things, the requirement that Sanofi exercises the Option to Continue prior to the license grant under Section 2.2 becoming effective, and Ardelyx’s grant of the exclusive Option to Continue to Sanofi, both Parties have an interest in the retention in confidence of certain information relating to the Program Compounds and Program Products. Accordingly, except as set forth in this Section 7.1(a), Section 7.3 or Section 7.5 or expressly authorized elsewhere in this Agreement, until such time as Sanofi exercises the Option to Continue and pays the Continuation Milestone in accordance with the terms hereof, Ardelyx and Sanofi shall, and shall each cause its respective Affiliates and their respective officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to perform its obligations under this Agreement, (i) any information that is Controlled by Ardelyx relating to the Ardelyx Compounds or Licensed Patents or constituting Licensed Know-How or Joint Technology, or (ii) any information that is Controlled by Sanofi constituting Sole Program Know-How owned by Sanofi or Joint Technology, or relating to Sanofi Sole Invention Patents or Program Compounds (collectively, (i) and (ii) “Product Information”) except in each case, to the extent the Product Information is in the public domain prior to the Effective Date, or through no fault of either Party, its Affiliates or any of their respective officers, directors, employees or agents enters the public domain after the Effective Date. For clarification, the disclosure or transfer by Ardelyx to Sanofi or by Sanofi to Ardelyx of any Product Information shall not cause such information to cease to be subject to the provisions of this Section 7.1. Notwithstanding anything herein, Sanofi shall not be restricted from using its own Product Information for any purpose, to the extent that such use would not constitute an infringement of the Program Patents.

(b) Following the exercise of the Option to Continue and Ardelyx’s receipt of the Continuation Milestone, (i) the restrictions set forth in Section 7.1(a) regarding Sanofi’s use and disclosure of Product Information described in Section 7.1(a)(ii) shall terminate and be of no further force or effect with respect to Sanofi, and (ii) if this Agreement is terminated in its entirety or in a given country for any reason, this Section 7.1 shall as from the effective date of such termination have no continuing force or effect (provided that if such termination is with respect to one or several specific country(ies) only, then this Section 7.1 will have no continuing force or effect as to such specific country(ies)) and all Product Information shall be deemed to be Confidential Information of the Party that disclosed such Product Information, or on whose behalf such Product Information was disclosed, pursuant to this Agreement, for purposes of the surviving provisions of this Agreement.

7.2 Confidentiality General. Except as provided in Section 7.1 with respect to Product Information, the Parties agree that the Party receiving Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement shall, and shall cause its officers, directors, employees, agents, Affiliates, Sanofi Licensees and Sublicensees and other Persons to which a sublicense or license is granted, to, keep confidential and not publish or otherwise disclose or use for any purpose other than to conduct its activities under this Agreement or otherwise as expressly authorized by this Agreement any Confidential Information disclosed to it by or on behalf of the other Party pursuant to this Agreement. For the avoidance of doubt, the treatment of Confidential Information that is also Product Information is governed by the terms of Section 7.1, while the treatment of Confidential Information that is not also Product Information is governed by this Section 7.2. Notwithstanding anything in this Section 7.2, Sanofi shall not be restricted by the provisions of this Section 7.2 from using its own Confidential Information for any purpose.

7.3 Exceptions. Notwithstanding the foregoing, the obligations set forth in Section 7.2 shall not apply in respect of Confidential Information (not constituting Product Information) to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) was independently developed (outside the Program) without use of the disclosing Party’s information, as evidenced by contemporaneous written records;

(d) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement;

(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

7.4 Receipt of Third-Party Information and Materials. Neither Party shall knowingly receive documents relating to Program Products or Program Compounds as to which the other Party has a right to receive hereunder (e.g., under the Grantback License or the termination provisions of this Agreement) under an obligation of confidentiality to Third Parties that requires the Party receiving such documents to withhold access to the other Party without such Party’s written consent.

7.5 Authorized Disclosure. Each Party may disclose Confidential Information and Product Information to the extent that such disclosure is: (a) required by law, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange, provided that the Party required to make such disclosure shall (i) give the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the other Party, use Commercially Reasonable Efforts to obtain protective orders or any available limitations on or exemptions from such disclosure requirement where applicable and practicable, and (iii) limit such disclosure to that information which is legally required to be disclosed by such law, order or regulation of a government agency or by a court of competent jurisdiction; (b) made to a patent office for the purposes of filing or enforcing a Patent as permitted in this Agreement, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; (c) made by Sanofi or its Affiliates, Distributors, Sanofi Licensees, Sublicensees or other sublicensees to a Regulatory Health Authority for the purposes of any filing, application or request for Regulatory Approval for Program Compounds or Program Products as permitted in this Agreement; (d) made to investment bankers, financial advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates; or (e) made by Sanofi or its Affiliates, Distributors, Sanofi Licensee, or Sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Program Compounds or Program Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith; provided that with respect to disclosures as per subsection (d), (e), or the following sentence, the Party making such disclosures shall ensure that each Third Party recipient is bound by obligations of confidentiality and non-use no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient; provided further that any disclosure made by Ardelyx as per subsection (d) to a Major Pharmaceutical Company shall be made in compliance with the process described in Exhibit F hereto. In addition (but without prejudice) to the above provisions, each Party shall be entitled to disclose, under confidentiality obligations at least as protective as those of this Article 7, Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including without limitation disclosures to Sublicensees or other sublicensees.

7.6 Survival. This Article 7 (other than Section 7.4) shall survive the termination or expiration of this Agreement for a period of ten (10) years.

7.7 Termination of Prior Agreements. This Agreement supersedes the Confidentiality Agreement between Ardelyx and Sanofi dated as of October 6, 2011 and the first amendment dated as of January 25, 2012 and the second amendment dated as of October 5, 2012 (collectively, the “CDA”). All information exchanged between the Parties under the CDA shall be deemed Product Information or (as the case may be) Confidential Information and shall be subject to the terms of this Article 7, and shall be included within the definitions of Licensed Know-How and Sanofi Background Know-How, as applicable.

7.8 Publications. Except as required by law, (a) Ardelyx agrees that it shall not publish or present any Product Information, (b) Sanofi agrees that, prior to the exercise of the Option to Continue and Ardelyx’s receipt of the Continuation Milestone, it shall not publish or present any Product Information, and (c) each Party agrees that it shall not publish or present any Confidential Information of the other Party, in the case of (a), (b) or (c), (i) without the opportunity for prior review by the other Party and (ii) other than in compliance with this Section 7.8 (or as permitted under Sections 7.1, 7.3 and 7.5). Each Party shall provide to the other the opportunity to review any proposed publications or presentations (including without limitation information to be presented verbally) that relate to Program Compounds or Program Products as early as reasonably practical, but at least [***] prior to their intended submission for publication or presentation and such submitting Party agrees, upon written request from the other Party within the Review Period (as defined below), not to submit such abstract or manuscript for publication or to make such presentation until the other Party agrees, which agreement shall not be unreasonably withheld. The other Party shall have [***] after its receipt of any such publication or presentation (the “Review Period”) to notify the submitting Party in writing of any specific objections to the intended publication or presentation. Each Party shall, in any such publication or presentation, delete from the proposed disclosure any Confidential Information of the other Party; [***]. Additionally, if the other Party notifies the submitting Party within the Review Period that the other Party objects to such disclosure on the basis that a patent application covering information contained in such disclosure should be filed prior to such disclosure, the submitting Party agrees to reasonably delay disclosure of the relevant information, for up to [***] after the other Party’s timely notification of its objection as per the above, or until such application has been filed, if earlier. Once any such abstract or manuscript is accepted for publication, the submitting Party will provide the other Party with a copy of the final version of the manuscript or abstract.

ARTICLE 8.

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1 Disclosure. During the Term, Ardelyx shall disclose to Sanofi any Sole Program Know-How of Ardelyx and any Joint Program Know-How. During the term, Sanofi shall disclose to Ardelyx (i) any Sole Program Know-How of Sanofi (X) to the extent necessary to enable Ardelyx to perform the Assigned Activities and the Promotion Activities, or (Y) to the extent such Sole Program Know-How relates to Program Compounds or is otherwise likely to have a material impact on the conduct of the Program by Sanofi, and (ii) the Joint Program Know-How.

8.2 Ownership.

(a) For the avoidance of doubt, Sanofi shall retain all rights, title and interest in and to any and all Sanofi Background Technology, subject only to the [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Inventorship of all inventions and Know-How conceived or made in the course of activities performed after the Effective Date in the course of the Parties’ performance of activities with respect to the Exploitation of Program Compounds and Program Products or the use of Licensed Technology under this Agreement shall be determined in accordance with the laws of inventorship of the United States. Subject to the licenses granted in Article 2 and to the other provisions of this Agreement, all such inventions and Know-How that are conceived or made solely by employees or independent contractors of one Party in the course of the Parties’ performance of this Agreement with respect to the Exploitation of Program Compounds and Program Products or in the course of the Parties’ use of the Licensed Technology in the performance of this Agreement (“Sole Program Know-How”) shall be solely owned by the conceiving Party, and any inventions and Know-How that are conceived or made jointly by employees or independent contractors of each Party in the course of the Parties’ performance of this Agreement with respect to the Exploitation of Program Compounds and Program Products or in the course of the Parties’ use of the Licensed Technology in the performance of this Agreement will be owned jointly by the Parties (“Joint Program Know-How”); provided that all inventions and Know-How conceived or made in the course of the technology transfer described in Section 3.4 or through the participation of Ardelyx in the DAC, SAC, or in meetings held pursuant to Section 8.3, shall be Sole Program Know-How owned by Sanofi and not Joint Program Know-How.

(c) To the extent permissible under Applicable Laws, each Party will cause each employee and contractor conducting work on such Party’s behalf under this Agreement to sign a contract that (i) compels prompt disclosure to such Party of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance of activities under this Agreement, (ii) automatically assigns to such Party all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, and (iii) obligates such persons to similar obligations of confidentiality as set forth in Article 7. Each Party will require each employee and contractor conducting work on such Party’s behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for regulatory purposes and purposes of pursuing Patent protection on inventions to properly reflect all work done. Neither Party shall have any obligation to contribute to any remuneration of any inventor employed or previously employed by the other Party or any of its Affiliates in respect of such inventions, information, discoveries and IPRs therein assigned to that other Party. Each Party will pay all such remuneration due to such inventors with respect to such inventions, information, discoveries and IPRs.

8.3 Intellectual Property Meetings. The Parties may jointly decide to organize [***] ad hoc meetings between their respective in-house or outside patent attorneys, together with business development personnel and other representatives of the Parties as the Parties may determine to be appropriate from time to time, to discuss the patent strategy for Licensed Patents, Sanofi Sole Invention Patents, and Joint Patents. Such meetings will serve solely an advisory purpose and the attendees of such meetings shall not have authority to approve or disapprove any actions with respect to patent filing, prosecution and maintenance under this Agreement. Each Party will be responsible for the expenses incurred by its Party Representatives participating in such meetings.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Prosecution and Maintenance of Patent Rights.

(a) Ardelyx shall be responsible for the preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the Listed Patents, unless and until Sanofi has exercised the Option to Continue and Ardelyx has received the Continuation Milestone. Ardelyx agrees to prosecute and maintain the Listed Patents in those countries set forth on Exhibit C. A detail of Patent Costs incurred by Ardelyx in prosecuting and maintaining the Listed Patents prior to the Effective Date is set forth on Exhibit B; provided, however, that the costs and expenses set forth on Exhibit B do not include those costs and expenses incurred by Ardelyx in the drafting and filing of the Listed Patents. Ardelyx will bear the [***] of Patent Costs after the Effective Date and prior to Sanofi’s exercise of the Option to Continue. After Ardelyx has paid such amount, Sanofi shall reimburse Ardelyx for any additional Patent Costs incurred by Ardelyx after the Effective Date during the Term until such time as Sanofi exercises the Option to Continue and Ardelyx has received the Continuation Milestone. Ardelyx shall submit invoices to Sanofi at the beginning of each Calendar Quarter, which invoice shall detail the Patent Costs in the previous Calendar Quarter and, if applicable, include all copies of invoices from outside counsel. Sanofi shall pay each invoice within thirty (30) days of its receipt thereof. During the time that Ardelyx is responsible for the prosecution of the Listed Patents, Ardelyx shall provide Sanofi with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any Listed Patents. Ardelyx, in the course of such activities, will consider comments received from Sanofi with respect to such proposed filings, strategies and correspondence in good faith and will not unreasonably reject such comments to the extent such comments could reasonably be deemed to impact Ardelyx Compounds. In any event, Ardelyx will not finally abandon any claims and will not limit any claims that are specific to Ardelyx Compounds without Sanofi’s prior written consent. Ardelyx shall cooperate to assist Sanofi in assuming the prosecution and maintenance of the Listed Patents as provided by Section 8.4(i), including by transferring to Sanofi the patent files associated with such Licensed Products and providing any other information reasonably requested by Sanofi and access to the relevant inventors.

(b) Sanofi shall have the sole right but not the obligation to control the preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the Sanofi Sole Invention Patents, Ardelyx Sole Invention Patents, Joint Patents, and following its exercise of the Option to Continue and Ardelyx’s receipt of the Continuation Milestone, the Listed Patents (collectively, the “Sanofi Controlled Patents”) using in-house patent attorneys or counsel reasonably acceptable to Ardelyx; provided that Sanofi shall provide Ardelyx with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies (including any abandonment decision) and proposed correspondence with patent officials or other Third Parties relating to any Sanofi Controlled Patents, and will consider comments received from Ardelyx with respect to such proposed filings, strategies and correspondence in good faith and will not unreasonably reject such comments to the extent such comments could reasonably be deemed to impact Program Compounds or Program Products. In any event, Sanofi will not finally abandon any claims and will not limit any claims that are specific to Program Compounds or Program Products without Ardelyx’s prior written consent.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) The Party responsible for prosecuting Patents pursuant to Sections 8.4(a) or 8.4(b) shall provide all documentation it is required to provide pursuant to such Sections so as to provide the other Party a reasonable opportunity to review and comment thereon in advance of filing. A Party providing comments in accordance with Section 8.4(a) or 8.4(b) shall provide such comments expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party that is consistent with the preceding sentence. The Party receiving any such patent application and correspondence shall maintain such information in confidence pursuant to Article 7, except (for the avoidance of doubt) for patent applications that have been published and official correspondence that is publicly available.

(d) Other than as described in Section 8.4(a), 8.4(e) and 8.4(f) below, after the Effective Date, the Party prosecuting patent applications and maintaining Patents pursuant to this Section 8.4 shall be solely responsible for all costs and expenses associated with the filing, prosecution and maintenance of such Patents.

(e) If Sanofi decides not to file, prosecute or maintain a Sanofi Sole Invention Patent or a Joint Patent for reasons other than (i) patent strategy or (ii) a desire to maintain trade secret protection for the applicable Know-How, or if Sanofi decides not to file, prosecute or maintain an Ardelyx Sole Invention Patent for any reason, it shall give Ardelyx reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent to permit Ardelyx to carry out such activity. After receiving such notice, Ardelyx may elect by written notice to Sanofi within [***] after receiving such notice from Sanofi to file, prosecute and maintain the relevant Patent, at its sole cost and expense. For the avoidance of doubt, where Sanofi is in receipt of an official action with a shortened response deadline of [***] or less, Sanofi will communicate such notice to Ardelyx as soon as possible and Ardelyx may make its election (pursuant to the foregoing sentence) no later than [***] prior to the deadline. If Ardelyx does so elect, then Sanofi shall cooperate with Ardelyx in accordance with Section 8.4(i). All such activities pursuant to Ardelyx’s election under this Section 8.4(e) shall be at its sole cost and expense.

(f) If Ardelyx decides not to file, prosecute or maintain a Listed Patent pursuant to 8.4(a), it shall give Sanofi reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent to permit Sanofi to carry out such activity. After such notice, Sanofi may file, prosecute and maintain the Patent, at its sole cost and expense. If Sanofi does so elect, then Ardelyx shall cooperate with Sanofi in accordance with Section 8.4(i).

(g) As between the Parties, Sanofi shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Program Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book (ii) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or (iii) other international equivalents. Sanofi shall be responsible for and control, but shall confer with Ardelyx in, the selection of the appropriate Sanofi Controlled Patents as listed in the patent information section of the Drug Approval Application for Program Products for filing to obtain a patent term extension pursuant to all Applicable Laws, including without limitation supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Sanofi Controlled Patents that are applicable to the Program Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Notwithstanding anything to the contrary in this Article 8, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

(i) The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the applicable Patents described in this Article 8 in the Territory under this Agreement, and facilitating the transition of such patent activities, including that the non-prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, and (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours.

8.5 Third-Party Patent Rights. Except as otherwise provided in Article 8, neither Party makes any warranty with respect to the validity, perfection, or dominance of any Patent or proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of any Program Compound or Program Product. Each Party agrees to bring to the attention of the other Party any Patent it discovers, or had discovered, and which relates to the Program Compounds or the Program Products.

8.6 Enforcement Rights.

(a) Infringement by Third Parties in the Territory

(i) The Party first having knowledge that any Program Patent is infringed or misappropriated by a Third Party in any country in the Territory shall promptly notify the other Party thereof in writing. Such notice shall set forth the facts of that infringement in reasonable detail. The Parties shall promptly confer to discuss any such actual or alleged infringement.

(ii) The Party responsible for the prosecution and maintenance of the Program Patent infringed or misappropriated, as provided by Sections 8.4(a), 8.4(b), 8.4(e), and 8.4(f), shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to any such infringement by counsel of its own choice (with the other Party having the right to participate in such action or negotiations at its expense and be represented if it so desires by counsel of its own choice). For clarity, such Party with the first right to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to an infringement of a Program Patent shall be Ardelyx if it makes an election under Section 8.4(e) with regards to such Program Patent and Sanofi if it makes an election under Section 8.4(f) with regards to such Program Patent.

(iii) If the Party responsible for prosecution and maintenance elects not to institute and prosecute an action or proceeding or to conduct such negotiation to abate such infringement as provided above, within a period of [***] after the Parties first discuss such infringement, then the Parties will discuss the reasons for this decision. Unless during such discussion, the Party responsible reasonably demonstrates why enforcing such Patent to abate such infringement is likely to have a material adverse effect on the potential sales of or market for Program Products, within or outside the relevant country or territory, then the non-responsible Party shall have the right, but not the obligation, to institute, prosecute, and control any such action by counsel reasonably acceptable to the other Party; provided, however, that the other Party shall have the right to participate at its expense in such action and be represented if it so desires by counsel of its own choice. If the Party responsible for an action under Section 8.6(a)(ii) or under this Section 8.6(a)(iii) (a “Responsible Party”) brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff and to give the Responsible Party reasonable assistance and authority to control, file, and prosecute the suit as necessary. No settlement or consent judgment or other voluntary final disposition of a suit under Section 8.6(a)(ii) or under this Section 8.6(a)(iii) may be entered into without the joint consent of Ardelyx and Sanofi, which consent shall not be withheld, delayed or conditioned unreasonably.

(iv) Any and all costs that are incurred by the Party bringing suit under Section 8.6(a)(ii) or under Section 8.6(a(iii) with respect to a Program Product in the Territory (including without limitation the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. If such recovery is insufficient to reimburse the Parties’ costs, then each Party shall receive a pro rata portion of the recovery based on such Party’s costs relative to all costs incurred by the Parties in such action. If Sanofi is the Party bringing suit, any remaining recoveries shall be deemed Net Sales for the purposes of Section 6.4. If Ardelyx is the Party bringing suit, any remaining recoveries shall be distributed to Ardelyx.

(b) Defense and Settlement of Third-Party Claims Against Program Products. If a Third Party asserts that a Patent or other right owned by it is infringed by the Development, Manufacture, or Commercialization of any Program Compound or Program Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party written notice of such claim and the related facts in reasonable detail. In such event, the Parties shall discuss how best to control the defense of any such claim. In the event the Parties cannot agree on the defense of any such claim, Sanofi shall have the first right to control such defense; provided that Ardelyx shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion. The entity that controls the defense of a given claim (whether Ardelyx and Sanofi or Sanofi) with respect to a Program Product, shall also have the right to control settlement of such claim; provided, however, that no settlement of any action or suit shall be entered into without the written consent of the other Party, which consent shall not be withheld, delayed or conditioned unreasonably.

(c) Allocation of Expenses Incurred Pursuant to Section 8.6(b) or 8.6(d). The expenses of patent defense, settlement, and judgments pursuant to Section 8.6(b) or any action

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to Section 8.6(d) shall be borne solely by Sanofi; provided, however, that Ardelyx will bear solely such expenses that it incurs if it elects to be represented by counsel of its selection in an action related to a Listed Patent otherwise controlled by Sanofi pursuant to Section 8.6(b).

(d) Settlement of Third-Party Claims for Infringement in the Territory; Payment of Third-Party Royalties. If a Third Party asserts that a Patent or other right owned by it is infringed by the Development, Manufacture, or Commercialization or other Exploitation of any Program Compound or Program Product, and as a result of settlement procedures or litigation under Section 8.6(b), Sanofi is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Program Product in a particular country, such expense shall be borne solely by Sanofi, subject to any applicable reductions under Section 6.4(d).

(e) Oppositions by Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party that cover the Manufacture, use, or sale or other Exploitation of any Program Compound or Program Product, such Party shall so notify the other Party in writing, and the Parties shall promptly confer to discuss whether to bring such action or the manner in which to settle such action and Sanofi shall be entitled to determine the matter after having taken any reasonable views presented by Ardelyx into due consideration. The Party not bringing an action under this Section 8.6(e) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall otherwise cooperate fully with the Party bringing such action at the other Party’s expense.

(f) Oppositions by Third Parties. If any Program Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title, or enforceability thereof, then the Party having the right to prosecute such Patent at such time pursuant to Section 8.4 shall control such defense, at its sole cost (subject to the limitations set forth in Section 8.4(a)). For clarity, the prosecuting Party with respect to such Patent shall be Ardelyx if it makes an election under Section 8.4(e) with regards to such Program Patent and Sanofi if it makes an election under Section 8.4(f) with regards to such Program Patent. The prosecuting Party shall permit the non-prosecuting Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-prosecuting Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action shall be allocated based on the percentage of costs incurred by the Parties in defending such action. Any recoveries obtained in such action shall be shared, as set forth in Section 8.6(a)(iv).

(g) Protective Order. If, in any action brought pursuant to this Section 8.6, any information is the subject of a protective order that may be reviewed by counsel only, the Parties will endeavor to structure such protective order so as to enable their respective internal counsel to be included as permitted reviewers of such information.

8.7 Trademarks, Packaging and Labeling.

(a) Sanofi shall have the right to select the trademarks to be used specifically for the Commercialization of all Program Products in the Territory (each a “Product Trademark”) and may select other Trademarks of Sanofi as well for use in Commercialization of the Program Products. Any domain names used with respect to the Program Products in the Territory shall be controlled by Sanofi. Sanofi shall own all rights, title and interests in and to the Product Trademarks and all Intellectual Property Rights and other rights and goodwill associated therewith. Ardelyx shall not use any trademark that is the same or confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Product Trademarks and shall not operate any domain names with respect to the Program Products. Sanofi shall have the right, using legal counsel of its own choosing and at its sole expense to, file, maintain, defend and enforce the Product Trademarks.

(b) Sanofi shall be responsible for the design and procurement of all packaging (non-commercial and commercial) and labeling of the Program Products. To the extent allowed by Applicable Law, all Program Product labeling and packaging, package inserts and any promotional materials associated with the Program Product shall carry, in a conspicuous location, an Ardelyx Trademark approved by Ardelyx. Such Ardelyx Trademark display shall be in addition to the display of the Sanofi Trademark and Product Trademarks. Further, Sanofi will include in all package inserts for all Program Products in each country in the Territory in which Program Products are Commercialized a patent notice that includes the patent numbers of all Licensed Patents that claim the Program Product, its method of manufacture or use in such country, unless otherwise advised by its patent counsel or in the case in which equivalent benefits under applicable Patent law can be obtained in an alternate manner (e.g., listing of patent numbers on a website or in the Orange Book).

(c) Subject to the terms and conditions of this Agreement, Ardelyx grants to Sanofi a worldwide, royalty free, non-exclusive license to use and display the Ardelyx Trademark displayed pursuant to Section 8.7(b) solely in accordance with this Section 8.7(c) during the Term (or such longer period as may be required for Sanofi to fulfill its obligations under Section 8.7(b) in the Territory and otherwise to the extent necessary for Sanofi to fulfill its obligations under this Agreement) and following expiration of this Agreement. Such license shall be sublicensable in connection with the grant of sublicenses, licenses to Sanofi Licensees or distribution rights or co-promotion rights pursuant to Article 2. Sanofi shall not use any Ardelyx Trademark outside the scope of this Agreement, and shall not use any Trademark that is the same or confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Ardelyx Trademarks. Ardelyx shall retain the right to monitor the quality of the goods on or with which the Ardelyx Trademark is used solely to the extent necessary to maintain and protect the Ardelyx Trademark in a commercially reasonable manner.

(d) Sanofi shall solely bear the full costs and expense of and be responsible for filing, prosecuting and maintaining any Product Trademarks. Ardelyx shall bear the full costs and expense of and be responsible for filing, prosecuting and maintaining any Ardelyx Trademarks.

(e) Sanofi shall use Commercially Reasonable Efforts to protect, defend, and maintain each Product Trademark it is using or intends to use with respect to Program Products in the Territory, and all registrations therefor. Each Party shall notify the other Party promptly in writing upon learning of any actual, alleged, or threatened infringement, dilution, misappropriation, or other violation of a Product Trademark used in connection with Program Compounds or Program Products or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses with respect to Program Compounds or Program Products. Upon learning of such infringement or other violation, Sanofi shall have the right, and shall (unless the Parties otherwise mutually agree) use Commercially Reasonable Efforts to, in consultation with Ardelyx, institute and control an appropriate action or proceeding to halt the infringement. Ardelyx shall have the right to participate fully in all such actions or proceedings using counsel of its own selection, at its own cost, and to take action or halt the infringement if Sanofi fails to use such Commercially Reasonable Efforts within sixty (60) days of Sanofi first learning of such infringement.

(f) All of the unrecovered costs, expenses, and legal fees (including without limitation internal costs, expenses, and legal fees) in bringing, maintaining, and prosecuting any action to maintain, protect, or defend a Product Trademark (or registration therefor) shall be borne solely by the Party bringing such action. Any recovery in any such action that is in excess of the costs, expenses and legal fees incurred shall be deemed to be Net Sales for the purposes of Section 6.4 if Sanofi is the Party bringing the action, and shall be retained by Ardelyx if Ardelyx is the Party bringing the action.

ARTICLE 9.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1 Representations, Warranties, and Covenants.

(a) Each of the Parties hereby represents, warrants and covenants to the other Party that:

(i) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it;

(ii) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals, INDs and similar regulatory authorizations necessary for the Development or Commercialization of the Program Compounds and Program Products as contemplated hereunder);

(iii) such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder; and

(iv) such Party will at all times and in all material respects comply with all Applicable Laws relating to its activities under this Agreement.

(b) Ardelyx represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to Sanofi that:

(i) Ardelyx is the sole owner of the entire right, title and interest in (A) the Listed Patents existing as of the Effective Date and (B) the Licensed Know-How existing as of the Effective Date. Ardelyx has all rights necessary to grant the licenses under the Licensed Technology existing as of the Effective Date that it grants to Sanofi in this Agreement. Neither the Listed Patents nor the Licensed Know-How is subject to any lien or claim of ownership by any Third Party. True, complete and correct copies of the complete file wrapper and other correspondence with patent authorities received or sent by or on behalf of Ardelyx in the course of prosecuting the Listed Patents have been provided to Sanofi prior to the Effective Date.

(ii) The Listed Patents existing as of the Effective Date are being diligently prosecuted before the respective patent authorities in accordance with Applicable Law. All applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Laws or patent authority rules and regulations).

(iii) As of the Effective Date, to Ardelyx’s Knowledge, there is no actual or threatened infringement or misappropriation of the Listed Patents or Licensed Know-How by any Person.

(iv) To Ardelyx’s Knowledge, the manufacture, use, sale, offer for sale or import of Ardelyx Compounds as such compounds exist as of the Effective Date in the Field will not infringe or misappropriate the Patents, other IPR or proprietary right of any Third Party.

(v) Ardelyx has not received any written notice alleging that the Listed Patents existing as of the Effective Date, if issued, would be invalid or unenforceable or that the Patent applications included in such Listed Patents will not proceed to grant. The conception, development and reduction to practice of the Listed Patents and Licensed Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other proprietary rights of any Person. There have been no Third Party claims, judgments or settlements against Ardelyx or any of its Affiliates as a result of legal actions brought by Third Parties relating to the Regulatory Documentation, Listed Patents or Licensed Know-How, or amounts owed by Ardelyx or its Affiliates with respect to any such claims, judgments or settlements. No claim or litigation has been brought or threatened by any Person alleging that the Listed Patents existing as of the Effective Date, if issued, are or will be invalid or unenforceable, or that the Licensed Know-How existing as of the Effective Date is or will be invalid or unenforceable.

(vi) Ardelyx has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed or conveyed its right, title or interest in or to, the Listed Patents or the Ardelyx Compounds, in each case existing as of the Effective Date (including by granting any covenant not to sue with respect thereto). Ardelyx has not previously entered into any agreement, whether written or oral, with respect to the Licensed Know-How that would conflict with the rights granted to Sanofi hereunder. None of the license grants to AstraZeneca in the AstraZeneca License Agreement conflict with the license grants to Sanofi under this Agreement.

(vii) The Listed Patents set forth in Exhibit A represent all Patents within Ardelyx’s Control as of the Effective Date that cover or claim the Exploitation of Ardelyx Compounds as of the Effective Date. There are no patentable inventions within Ardelyx’s Control as of the Effective Date that are not included in a Patent, but which, if included in a Patent, would cover or claim the composition, use or sale of Ardelyx Compounds.

(viii) Each Person who has contributed to the conception of inventions claimed in the Listed Patents existing as of the Effective Date has duly assigned and has executed an agreement assigning to Ardelyx such Person’s entire right, title and interest in and to such Listed Patents. To Ardelyx’s Knowledge, no current or former officer, employee, agent or consultant of Ardelyx is in violation of any term of any assignment or other equivalent agreement regarding or relevant to the ownership or protection of such Listed Patents.

(ix) Ardelyx has not been debarred by the FDA, is not subject to any similar sanction of other Regulatory Health Authorities in the Territory, and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Ardelyx has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Ardelyx shall inform Sanofi in writing immediately if it or any Person engaged by Ardelyx who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Ardelyx’s Knowledge, is threatened, relating to the debarment or conviction of Ardelyx or any such Person performing services hereunder.

(x) The inventions claimed or covered by the Listed Patents (A) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any similar government funding statute anywhere in the world, (B) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (C) are not otherwise subject to the provisions of the Bayh-Dole Act or any other similar government funding statute anywhere in the world.

(xi) Ardelyx has made available to Sanofi all Licensed Know-How and other information in its possession or Control as of the Effective Date regarding the Ardelyx Compounds that Sanofi has requested in writing Ardelyx make available, and such items are true, complete and correct in all material respects.

(xii) Ardelyx has no Affiliates existing as of the Effective Date.

(c) Sanofi represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to Ardelyx that:

(i) Sanofi has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Health Authorities in the Territory), and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Sanofi has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Sanofi shall inform Ardelyx in writing immediately if it or any Person engaged by Sanofi who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Sanofi’s knowledge, is threatened, relating to the debarment or conviction of Sanofi or any such Person performing services hereunder.

(ii) All employees of Sanofi or its Affiliates performing activities under this Agreement shall be under an obligation to assign all right, title and interest in and to their inventions, information and discoveries, whether or not patentable, and IPRs therein, to Sanofi or its Affiliate(s) as the sole owner thereof. Ardelyx shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Sanofi or any of its Affiliates in respect of any such inventions, information and discoveries and IPRs therein that are so assigned to Sanofi or its Affiliate(s). Sanofi will pay all such remuneration due to such inventors with respect to such inventions, information and discoveries and IPRs therein.

(iii) As of the Effective Date, Sanofi is not actively conducting any research or development program directed to the identification of NaP2b Products.

(iv) Sanofi shall not knowingly engage in any activities that use the inventions covered or claimed in the Listed Patents in a manner that is outside the scope of the license rights expressly granted to it hereunder.

(v) Sanofi has determined in good faith that no filing is required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, with respect to the execution of this Agreement.

9.2 No Debarment. In the course of the Development of Program Compound and Program Product in accordance with this Agreement, including the performance of Assigned Activities by Ardelyx under this Agreement, each Party agrees that it will not use, any employee or consultant that is debarred by any Regulatory Health Authority or, to the best of such each

Party’s knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If a Party learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement. The foregoing shall be without prejudice to the warranties contained in Section 9.1(b)(ix) or in Section 9.1(c)(i).

9.3 Anti-Bribery and Anti-Corruption Compliance.

(a) Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the Exploitation of the Program Compounds or the Program Products (together with such Party, the “Party Representatives”) that in connection with the performance of its obligations hereunder, the Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(i) any Government Official in order to influence official action;

(ii) any Government Official (A) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (B) to reward such Person for acting improperly, or (C) where such Person would be acting improperly by receiving the money or other thing of value; or

(iii) any other Person while knowing or having reason to believe that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement.

(b) The Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c) Each Party, on behalf of itself and its other Party Representatives, represents and warrants to the other Party that for the Term and [***] thereafter, such Party shall and shall procure that its other Party Representatives keep and maintain accurate books and reasonably detailed records reasonably required to establish compliance with Sections 9.3(a) and 9.3(b) above.

(d) Each Party shall promptly provide the other Party with written notice of the following events, subject to any obligations under Applicable Law or contractual obligations:

(i) Upon becoming aware of any breach or violation by the first Party or its Party Representative of any representation, warranty or undertaking set forth in Sections 9.3(a) or 9.3(b).

(ii) Upon receiving a formal notification that it is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) Without prejudice to any auditing or inspection rights that are set forth elsewhere in this Agreement, each Party shall, for the Term and [***] thereafter, for the purpose of allowing the other Party to audit and monitor the performance of its compliance with this Section 9.3 permit the other Party, its Affiliates, any auditors of any of them and any Regulatory Authority to have access, upon reasonable advance notice, during normal business hours to any premises of such first Party or its other Party Representatives used in connection with this Agreement, together with a right to access personnel and records that relate to this Agreement. The results of any such audit shall constitute Confidential Information of the audited Party, in respect of which the other Party shall comply with the provisions contained in Article 7 (subject to the terms and exceptions set forth therein). The auditing Party shall ensure that any Third Party auditor enters into a confidentiality agreement consistent with applicable requirements of Article 7 hereof in all material respects. The auditing Party shall instruct any Third Party auditor or other Person given access in respect of an audit to cause the minimum amount of disruption to the business of the audited Party and to comply with relevant building and security regulations. The cost of any such audit shall be borne solely by the requesting Party.

(f) Each Party shall be responsible for any breach of any representation, warranty, covenant or undertaking in this Article 9 or of the Anti-Corruption Laws by its Party Representatives.

(g) Each Party may disclose the terms of this Agreement or any action taken under this Section 9.3 to prevent a potential violation or address a continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any governmental authority if and to the extent the first Party reasonably determines, upon advice of counsel, that such disclosure is necessary.

9.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

ARTICLE 10.

RECORD RETENTION, AUDIT AND USE OF NAME

10.1 Records Retention; Audit.

(a) Each Party shall keep or cause to be kept accurate records of account in accordance with IFRS, showing information that is necessary for the accurate determination of the royalties and other payments due under Article 6, or any other payment due hereunder. Such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

records or books of account shall be kept until the [***] of December 31 of the Calendar Year in which the relevant Program Product is sold (in the case of royalty or other payments due under Section 6.4) or in the period for which any other payment hereunder is required to be made. For clarity, each Party shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee, Sanofi Licensee, other sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.

(b) Upon the written request of the other Party, each Party shall permit a qualified accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than [***] preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any payments made or required to be made hereunder. The accounting firm shall enter into appropriate obligations with the audited Party to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Ardelyx and Sanofi only whether the payments made are correct and details concerning any discrepancies, but no other information shall be disclosed to the Party requesting the inspection. The charges of the accounting firm shall be paid by the Party requesting the inspection, except that if the payments being audited have been underpaid or the costs being reimbursed have been overstated, in each case by more than five percent (5%), the charges will be paid by the Party whose records and books are being inspected. Any failure by a Party to exercise its rights under this Section 10.1 with respect to a Calendar Year within the [***] period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.

10.2 Publicity Review. Until such time as Sanofi exercises the Option to Continue and Ardelyx has received the Continuation Milestone, no Party shall originate any written publicity, news release, or other announcement (relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, “Written Disclosure”), without the prior prompt review and written approval of the other, which approval shall not be unreasonably withheld. After exercise of the Option to Continue, either Party may make any Written Disclosure with regard to the Exploitation of the Program Compounds and Program Products in the ordinary course of business; provided that the disclosing party shall submit to the other party’s prior prompt review and written approval (not to be unreasonably withheld, delayed or conditioned) any Written Disclosure in relation to [***]. Notwithstanding anything to the contrary in this Section 10.2, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by Applicable Laws or any listing or trading agreement concerning its publicly traded securities, provided that, prior to making such Written Disclosure, the disclosing Party shall where reasonably practicable provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment on the proposed Written Disclosure. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall use reasonable efforts to request confidential

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that any information that the receiving Party reasonably requests to be deleted, to the extent permitted by the applicable government agency, are omitted from such materials. The terms of this Agreement may also be disclosed to (a) government agencies where required by Applicable Laws, provided that the Party making such disclosure seeks a protective order or confidential treatment of this Agreement to the extent allowed under Applicable Laws, (b) Third Parties having a need to know such information for purposes of performing under this Agreement or advising a Party with respect to its performance under this Agreement or its business or legal obligations, or (c) Third Party investment bankers, financial advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates; provided, that, disclosures under subsections (b) or (c) shall be made under a written obligation of confidentiality and the Party having made such disclosures shall be liable to the other Party for any breach of such confidentiality obligation by the relevant Third Party recipient; and provided further that any disclosure made by Ardelyx as per subsection (c) to a [***] shall be made in compliance with the process described in Exhibit F hereto. Notwithstanding the foregoing, Ardelyx intends to issue a press release regarding the transaction contemplated by this Agreement, the contents of such press release to be mutually agreed by the Parties in writing (as soon as reasonably practicable after the Effective Date and prior to the publication thereof) substantially in the form of the draft press release attached hereto as Exhibit D, subject to such additional modifications as the Parties may mutually agree.

10.3 Use of Names. Except as otherwise expressly permitted hereunder, neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except for those disclosures for which consent has previously been obtained; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission or otherwise as may be required by Applicable Laws, provided that such disclosure shall be governed by Section 7.5. Further, the restrictions imposed on each Party under this Section 10.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Article 7. Moreover, and notwithstanding the foregoing, Sanofi and its Affiliates and Sublicensees shall have the right to use the name of Ardelyx and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Program Compounds or Program Products as contemplated by this Agreement in their negotiations and work with subcontracting and sublicensing transactions in connection therewith provided that any Confidential Information in such communications remains subject to Article 7.

ARTICLE 11.

TERM AND TERMINATION

11.1 Term and Expiration. The term of this Agreement shall commence as of the Effective Date. Unless sooner terminated as provided herein, this Agreement shall continue in effect until the date on which all of Sanofi’s payment obligations under Article 6 have been performed or have expired (the “Term”).

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11.2 Termination Rights.

(a) Termination for Cause. Subject to the provisions of this Section 11.2(a) if either Party (the “Breaching Party”) shall have committed a material breach of any of its material obligations under this Agreement, and such material breach shall remain uncured and shall be continuing for a period of ninety (90) days following the Breaching Party’s receipt of notice of such breach from the other Party (the “Non-Breaching Party”) stating the Non-Breaching Party’s intent to terminate this Agreement in its entirety pursuant to this Section 11.2(a) if such breach remains uncured, then, in addition to any and all other rights and remedies that may be available, the Non-Breaching Party shall have the right to terminate this Agreement effective upon the expiration of such ninety (90) day period. Any notice of alleged material breach by the Non-Breaching Party under this Section 11.2(a) shall include without limitation a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting, or relating to each such alleged material breach by the Breaching Party. Actual termination of this Agreement pursuant to this Section 11.2(a) shall only occur upon a separate written notice of termination by the Non-Breaching Party after the end of the applicable cure period. This Section 11.2(a) defines exclusively the Parties’ right to terminate this Agreement for any material breach of contract.

(b) Termination for Convenience.

(i) This Agreement may be terminated in its entirety by Sanofi at any time prior to its exercise of the Option to Continue effective upon thirty (30) days (or such longer period as Sanofi may elect at its sole discretion) prior written notice to Ardelyx.

(ii) If Sanofi has not filed an IND for a Program Compound on or before the [***] of the commencement of the Prior Development Phase, or such later date as the Parties may mutually agree in writing prior to such [***] date, Sanofi shall be deemed to have exercised its right to terminate this Agreement in its entirety pursuant to this Section 11.2(b) effective on the [***] of the commencement of the Prior Development Phase .

(iii) If Sanofi has not exercised the Option to Continue within [***], Sanofi shall be deemed to have exercised its right to terminate this Agreement in its entirety pursuant to this Section 11.2(b) effective on the [***]; provided, however, that if the [***], then the termination under this Section 11.2(b)(iii) won’t be effective until the earliest of (a) [***].

(iv) This Agreement may be terminated in its entirety or on a country-by country-basis by Sanofi at any time one hundred and twenty (120) days (or such longer period as Sanofi may elect at its sole discretion) prior written notice to Ardelyx, provided, however, that if a termination is made by Sanofi pursuant to Section 2.9(d), the termination will be effective thirty (30) days after Ardelyx’s receipt of Sanofi’s written notice of such termination.

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(v) Additionally, if, at any time after Sanofi has exercised the Option to Continue, Sanofi, its Affiliates, Sanofi Licensees and Sublicensees collectively cease all Exploitation of Program Compounds or Program Products for a continuous period of [***], subject to the Force Majeure provisions of Section 14.2, at Ardelyx’s written request following the expiration of such [***] (such request to reference explicitly this Section 11.2(b)(v)), Sanofi shall provide to Ardelyx within [***] after Sanofi’s receipt of such request a written reasonable plan under which Sanofi would recommence Exploitation of Program Compounds or Program Products under this Agreement within [***] after having provided such plan to Ardelyx. Sanofi shall, after providing such plan to Ardelyx, perform substantially in accordance therewith. If Sanofi fails to provide such plan to recommence Exploitation of Program Products within such [***] period or if Sanofi fails to recommence such Exploitation within the aforementioned [***] period, subject to the Force Majeure provisions of Section 14.2, Sanofi shall be deemed to have exercised its right to terminate this Agreement in its entirety pursuant to this Section 11.2(b) effective upon expiration of such [***] or (as the case may be) [***] period.

(c) Termination for Challenge of Licensed Patents. Prior to its expiration, Ardelyx may terminate this Agreement in its entirety by written notice to Sanofi if (i) Sanofi or its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the Listed Patents and (ii) Sanofi does not cause such measures to cease within thirty (30) days after having received written notice thereof from Ardelyx, requesting such measures to cease and stating Ardelyx’s intention to terminate this Agreement if such measures are not ceased within the prescribed time. If a Sanofi Licensee or a Sublicensee of Sanofi challenges the validity, scope or enforceability of or otherwise opposes any Program Patent under which such Sublicensee is sublicensed or such Sanofi Licensee is licensed, then Sanofi shall, upon written notice from Ardelyx terminate such sublicense or license as promptly as possible pursuant to the terms of the sublicense or license agreement. Sanofi shall include provisions in all agreements with Sublicensee or Sanofi Licensees providing that if the Sublicensee or Sanofi Licensee, as the case may be, challenges the validity or enforceability of or otherwise opposes any Program Patent, Sanofi may terminate such sublicense or license, as the case may be.

(d) Termination for Insolvency. A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term, the other Party (the “Debtor”) (i) becomes insolvent, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case under the Bankruptcy Code, the first Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if the case is dismissed within sixty (60) days after the commencement thereof.

11.3 Consequences of a Sanofi Triggered Termination. In the event (i) Ardelyx terminates this Agreement pursuant to Section 11.2(a) for Sanofi’s material breach; (ii) Ardelyx terminates this Agreement pursuant to Section 11.2(c) for patent challenge by Sanofi or its Affiliates; (iii) Ardelyx terminates this Agreement pursuant to Section 11.2(d) for Sanofi’s insolvency; or (iv) Sanofi terminates (or is deemed to have terminated) this Agreement pursuant

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to Section 11.2(b) (a termination as per (i) through (iv) being a “Sanofi Triggered Termination”), Sanofi shall, subject to Section 11.3(a), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement, except in the event of a termination pursuant to Section 11.2(b) for material safety concerns. If a Sanofi Triggered Termination occurs after the first Regulatory Approval of a Program Product, Sanofi shall continue to use Commercially Reasonable Efforts as set forth in Section 4.3(a) until the earlier of (i), if applicable, the expiration of the one hundred twenty (120) day notice period, in the event of a termination by Sanofi pursuant to Section 11.2(b) other than for material safety concerns; (ii) receipt of Ardelyx’s written notice that Sanofi may cease such Commercialization activities; or (iii), if applicable, the effective date of the termination notice issued pursuant to Section 11.2(a), Section 11.2(c), Section 11.3(d) or Section 11.3(e). In addition, as a result of a Sanofi Triggered Termination, the following shall apply (for clarity, if Sanofi has exercised its right under Section 11.2(b)(iv) to terminate this Agreement with respect to certain countries, but not entirely, then the following shall apply only to those countries with respect to which Sanofi has exercised its right to terminate):

(a) All licenses and rights to the Licensed Technology granted to Sanofi hereunder shall terminate as of the effective date of such termination, except to the extent and for so long as is necessary to fulfill Sanofi’s activities and responsibilities under this Section 11.3 and such other activities and responsibilities under the surviving terms of this Agreement as provided in Section 11.6, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Ardelyx) as promptly as possible, subject to Applicable Laws, including GCP.

(b) If the notice of the Sanofi Triggered Termination is given at a time when any Clinical Trials have been initiated but not yet completed, then the Parties shall work together in good faith during the termination notice period to ensure that Sanofi’s involvement in and responsibilities for such activities will be discontinued and ceased as efficiently and promptly as possible (by way of transitioning such involvement and responsibilities to Ardelyx or by other means agreed to by the Parties), subject to Applicable Laws, including GCP, and provided that the foregoing shall be without prejudice to Sanofi’s obligations under Section 11.3(j) and rights under Section 11.3(m). All sublicense agreements between Sanofi and its Sublicensees or other sublicensees, and any license agreements between Sanofi and its Sanofi Licensees, shall terminate as of the effective date of the termination, unless Ardelyx provides written consent, which it shall not unreasonably withhold, delay or condition, to the assignment of any such sublicense agreement, or license agreement, as the case may be, to Ardelyx (to the extent assignable).

(c) Sanofi shall, or shall cause its Affiliates to (i) assign, and hereby assigns, to Ardelyx all right, title and interest Sanofi may have in any [***], and (ii) grant, and hereby grants, to Ardelyx a non-exclusive license, with the right to grant sublicenses under the [***] solely to the extent incorporated into the Program Products, or Utilized in the Program solely to Develop, make, use, sell, offer for sale and import Program Compounds and Program Products in the Territory. With regard to the [***] and the

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[***] assigned to Ardelyx under this clause (c), Ardelyx hereby and shall grant to Sanofi a fully paid-up, non-royalty bearing worldwide non-exclusive license with the right to sublicense through multiple tiers, to use [***] and [***] to the extent that, absent such license, the practice thereof, would not constitute an infringement of the Program Patents.

(d) Ardelyx shall have the right (but not the obligation) to prosecute, maintain, enforce and defend all [***] and Joint Patents, and Sanofi shall, as promptly as reasonably practicable, and to a reasonable extent take such other actions and execute such other instruments, assignments, and documents as may be necessary to enable Ardelyx to practice the rights set forth in this subsection (d), with such cooperation to be provided at Ardelyx’s sole cost and expense.

(e) Subject to the provisions of subsection (j) below, within thirty (30) days of the effective date of the termination of this Agreement, either Party may request in writing and the non-requesting Party shall either at its election, with respect to Product Information and Confidential Information, to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Product Information or Confidential Information in the possession or control of the non-requesting Party, at the non-requesting party’s sole cost and expense, and confirm such destruction in writing to the requesting Party; or (ii) promptly return to the requesting Party all copies of such Product Information or Confidential Information, at the non-requesting Party’s sole cost and expense. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information or Product Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information or Product Information for archival purposes and (y) any computer records or files containing such Confidential Information or Product Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.6; provided, however, the provisions of Article 7 shall not in any manner restrict Ardelyx’s rights to use and disclose Program Information or Sanofi Confidential Information which is assigned to Ardelyx under this Article 11.

(f) Sanofi shall, where permitted under Applicable Laws, as promptly as reasonably practical, but in any event within thirty (30) days after the effective date of the termination, transfer to Ardelyx all INDs, Drug Approval Applications, and Regulatory Approvals with respect to Program Compounds and Program Products (but not with respect to any other compounds or products), and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to effect the transfer of rights hereunder to Ardelyx. Without limiting the generality of the foregoing Sanofi agrees to submit to the FDA and other Regulatory Authorities where reasonably appropriate and permitted under Applicable Laws in jurisdictions in which any regulatory filings have been made with respect to the Program Product, within ten (10) days after the effective date of such termination, a letter (with copy to Ardelyx) notifying the FDA and such other Regulatory Authorities of the transfer of any regulatory filings for the Program Product in such jurisdictions from Sanofi to Ardelyx.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Additionally, Sanofi will provide Ardelyx with copies of regulatory filings necessary to practice the rights granted to it under this Section 11.3(f). All transfers described in this Section 11.3(f) shall be at Ardelyx’s expense.

(g) Within thirty (30) days of the termination, Sanofi will assign (or cause its Affiliates to assign) to Ardelyx, at Ardelyx’s request, all of Sanofi’s (or its Affiliates’) rights and obligations under agreements with Third Parties to the extent relating to (i) the conduct of Clinical Trials for each Program Product, including Agreements with contract research organizations, clinical sites and investigators that relate to Clinical Trials in support of Regulatory Approvals in the Territory, (ii) the Manufacture of Program Compound or Program Product (subject to Sanofi’s obligations under Section 11.3(j)), and (iii) any other Third Party agreements involving the Development or Commercialization of the Program Products, unless in each of (i) through (iii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than Program Products, in which case Sanofi will cooperate with Ardelyx in all reasonable respects to transfer as promptly as reasonably practical to Ardelyx the benefit of such contract (against Ardelyx undertaking to perform all the obligations and assume all liabilities under such contract) in another mutually acceptable manner and upon Ardelyx’s request facilitate discussions between Ardelyx and such Third Parties to assist Ardelyx in entering into a direct agreement with such Third Parties.

(h) Sanofi shall at Ardelyx’s sole cost and expense and within thirty (30) days of the termination of this Agreement, assign all of its rights in and to all Product Trademarks for Program Products (and all registrations and applications for registration therefor) that it owns pursuant to Section 8.7 to Ardelyx and Ardelyx shall have the exclusive right (but not the obligation) to enforce the Product Trademark rights against infringers.

(i) To the extent they are assignable and as requested by Ardelyx, Sanofi shall, within fifteen (15) days of receiving the request therefor, execute any documents necessary to transfer to Ardelyx rights under any Third Party licenses obtained by Sanofi pursuant to and during the course of the term of this Agreement for the purpose of Exploiting the Program Compounds or Program Products, and Ardelyx shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses.

(j) If Sanofi at the time of termination was Manufacturing a given Program Product or Program Compound, Sanofi shall as soon as reasonably practicable, and in any event within ninety (90) days of the termination date, provide to Ardelyx, if Ardelyx so requests, all information and materials Controlled by Sanofi and relating specifically to such Program Compound or the Program Product, including without limitation development and manufacturing reports and provide copies of regulatory filings sufficient to enable Ardelyx to produce and supply Ardelyx’s requirements of all Program Compound and Program Products as promptly as possible thereafter. At Ardelyx’s election, in addition to its obligation set forth in Section 11.3(h) to seek to assign to Ardelyx Third Party agreements with respect to the Manufacture of Program Compound and Program Product, Sanofi shall transfer to Ardelyx any inventory of [***] that Sanofi has in its possession or Control as of the effective date of such foregoing termination (except for such quantities as Sanofi may need to retain for reference purposes), and Ardelyx shall in consideration thereof pay to Sanofi the Sanofi Full Manufacturing Cost for such inventory. Moreover, in the event of termination of this

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Agreement, Sanofi shall complete [***] that Sanofi may have started to manufacture as of the effective date of such termination and shall thereafter transfer such manufactured batches to Ardelyx, and Ardelyx shall in consideration thereof pay to Sanofi the Sanofi Full Manufacturing Cost for such batches. In the event that Sanofi is Manufacturing commercial supplies of Program Compound or Program Product as of the effective date of the termination, at Ardelyx’s request, (i) [***], and (ii) Sanofi shall provide Ardelyx with a right of reference to any regulatory filings made by Sanofi as the commercial manufacturer of Program Compound or Program Product. Sanofi shall provide reasonable assistance to Ardelyx with respect to the transfer of information so as to permit Ardelyx to begin manufacturing and supplying its requirements of Program Compound and Program Product as soon as possible to minimize any disruption in the continuity of supply; provided that the fulfillment of any requests by Ardelyx for assistance in relation to manufacturing information shall be at Sanofi’s full discretion if they require more than [***] of effort per month during the [***] period following the date of termination. After the [***] period, Sanofi shall for an additional [***] period day period continue to respond in a reasonable time period to reasonable requests by Ardelyx for additional assistance relating to the transfer of manufacturing information; provided that the fulfillment of such requests during the [***] period shall be at [***] if they require more than [***]. After the [***] period, Sanofi shall for an additional period of [***] continue to respond in a reasonable time period to reasonable requests by Ardelyx for additional assistance relating to the transfer of manufacturing information; provided that the fulfillment of such requests during the [***] period shall be at Sanofi’s full discretion if they require more than [***]. After the termination of the [***] period, any future requests by Ardelyx for additional assistance relating to the manufacturing information shall be addressed by Sanofi in its sole discretion. Sanofi covenants to Ardelyx that any Third Party agreements under which Sanofi engages such Third Party to manufacture Program Compounds or Program Products shall contain provisions regarding the allocation of Intellectual Property Rights and rights in work product that are consistent with the terms of this Agreement and will enable Sanofi to fulfill its obligations to Ardelyx under this Section 11.3(j).

(k) Upon Ardelyx’s request, within thirty (30) days of the termination, Sanofi shall transfer to Ardelyx copies of all materials, data, results, analyses, reports, websites, marketing materials, technology, regulatory filings and other information and materials existing in tangible or electronic form at the effective date of the Sanofi Triggered Termination to the extent relating to the Program Products or Program Compounds that has been generated in the performance of the Program (“Sanofi Product Data”) on or before the effective date of such termination by or on behalf of Sanofi, its Affiliates, Sublicensees or Sanofi Licensees and Ardelyx shall have the right to use the Sanofi Product Data on a non-exclusive basis to enable Ardelyx to proceed to Develop, Manufacture and Commercialize Program Products upon and after termination of this Agreement.

(l) Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.3 shall survive in addition to others specified in this Agreement to survive in such event.

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(m) Sanofi shall be entitled, during a period of [***] following the Sanofi Triggered Termination, to finish any work-in-progress and, unless Ardelyx requests the transfer thereof in accordance with the terms of Section 11.3(j), to sell any inventory of the Program Product that remains on hand as of the date of the termination, so long as Sanofi pays to Ardelyx royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; provided that if such termination is by Ardelyx pursuant to Section 11.2(a), that Sanofi’s rights under this Section 11.3(m) shall be subject to Ardelyx’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(n) Sanofi shall continue to comply with its [***].

(o) Notwithstanding anything in this Article 11, in the event that any [***] at the time of the termination of this Agreement, the rights granted to Ardelyx under this Article 11 shall not include any [***] unless the Parties agree on commercially reasonable terms for inclusion of such rights within the rights granted to Ardelyx under this Article 11 by way of a separate written agreement setting forth the applicable [***]. To the extent such rights are not granted to Ardelyx, Sanofi shall have the right to [***].

(p) No milestone shall be earned under Section 6.3(a) unless the milestone event has occurred prior to the delivery of a termination notice by either Party under this Article 11.

(q) In the event that Sanofi terminates (or is deemed to have terminated) this Agreement pursuant to Section 11.2(b)where such termination (or deemed termination) is the direct result of (i) a decision by a Regulatory Authority that is materially adverse to the continuation of the Program that Sanofi determines in good faith cannot be overcome by the exercise of Commercially Reasonable Efforts, (b) the occurrence of a material safety issue that Sanofi determines in good faith cannot be overcome by the exercise of Commercially Reasonable Efforts, or (c) the occurrence of an event of Force Majeure as per Section 14.2 that Sanofi determines in good faith cannot be overcome by the exercise of Commercially Reasonable Efforts, then all of the provisions of Section 11.3 shall apply with the following revisions:

(i) The following shall replace Section 11.3(c) in its entirety:

Sanofi shall, or shall cause its Affiliates to (i) grant, and hereby grants to Ardelyx an exclusive (including with regard to Sanofi and its Affiliates, except with respect to the license grant back to Sanofi below), perpetual, worldwide license, with the right to grant sublicenses under the Sanofi Sole Invention Patents, Sanofi Sole Program Know-How, and Joint Technology, and (ii) grant, and hereby grants, to Ardelyx a non-exclusive license, with the right to grant sublicenses under the Sanofi Background Technology solely to the extent incorporated into the Program Products, or Utilized in the Program solely to Develop, make, use, sell, offer for sale and import Program Compounds and Program Products in the Territory. With regard to the Sanofi Sole Program Know-How and the Joint

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Program Know-How exclusively licensed to Ardelyx under this clause (c), Ardelyx shall grant and hereby grants to Sanofi a fully paid-up, non-royalty bearing worldwide non-exclusive license, to use Sanofi Sole Program Know-How and Joint Program Know-How to the extent that, absent such license, the practice thereof, would not constitute an infringement of a Program Patent containing method of use, or composition of matter claims.

(ii) Ardelyx shall compensate Sanofi or its Affiliates for any costs or expenses incurred by it or its Affiliates in connection with performing any activities contemplated by Section 11.3; provided, that, with written notice, Ardelyx may instruct Sanofi not to perform certain Section 11.3 activities, and if Ardelyx has provided such notice, it shall not be obligated to compensate Sanofi or its Affiliates for any costs or expenses associated with such noticed activities.

(iii) The following additional section shall apply:

In consideration of the transfer of Sanofi Product Data and, if applicable, INDs, Drug Approval Applications, and Regulatory Approvals as well as the [***] and any other rights granted under the above provisions in Section 11.3, if this Agreement is terminated by Sanofi [***], Ardelyx shall [***].

11.4 Consequences of Termination (or Right to Terminate) by Sanofi for Ardelyx’s breach or insolvency. If Sanofi is entitled to terminate this Agreement pursuant to Section 11.2(a) as a result of a material breach by Ardelyx or Section 11.2(d) for an insolvency or other transaction described therein affecting Ardelyx, Sanofi may elect to terminate this Agreement subject to the provisions set forth in Section 11.4(a), or to continue the Agreement subject to the provisions set forth in Section 11.4(b).

(a) If Sanofi terminates the Agreement under Section 11.2(a) or under Section 11.2(d), Section 11.3 shall apply as if such termination were a Sanofi Triggered Termination, except that (AA) notwithstanding anything set forth to the contrary in Section 11.3, Ardelyx shall compensate Sanofi for any costs or expenses incurred by it or its Affiliates in connection with performing any of the activities contemplated by Section 11.3, (BB) Section 11.3(n) shall not apply and Sanofi shall [***], (CC) the following additional section shall apply:

In consideration of the transfer of Sanofi Product Data and, if applicable, INDs, Drug Approval Applications, and Regulatory Approvals as well as the license granted under Section 11.3(c) and any other rights granted under the above provisions in Section 11.3, if this Agreement is terminated pursuant to Section 11.2(a) by Sanofi, Ardelyx shall [***]. The foregoing royalty payments shall be in addition and without prejudice to any other remedies that may be available to Sanofi due to Ardelyx’s breach, including [***].

And, (DD) the following shall replace Section 11.3(c) in its entirety:

Sanofi shall, or shall cause its Affiliates to (i) grant, and hereby grants to Ardelyx an exclusive (including with regard to Sanofi and its Affiliates, except with respect to the license grant back to Sanofi below), perpetual, worldwide license,

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with the right to grant sublicenses under the Sanofi Sole Invention Patents, Sanofi Sole Program Know-How, and Joint Technology, and (ii) grant, and hereby grants, to Ardelyx a non-exclusive license, with the right to grant sublicenses under the Sanofi Background Technology solely to the extent incorporated into the Program Products, or Utilized in the Program solely to Develop, make, use, sell, offer for sale and import Program Compounds and Program Products in the Territory. With regard to the Sanofi Sole Program Know-How and the Joint Program Know-How exclusively licensed to Ardelyx under this clause (c), Ardelyx shall grant and hereby grants to Sanofi a fully paid-up, non-royalty bearing worldwide non-exclusive license, to use Sanofi Sole Program Know-How and Joint Program Know-How to the extent that, absent such license, the practice thereof, would not constitute an infringement of a Program Patent containing method of use, or composition of matter claims.

(b) If Sanofi has the right to terminate this Agreement under Section 11.2(a) or Section 11.2(d), but elects to continue this Agreement, this Agreement shall continue in full force and effect except as follows:

(i) Ardelyx’s rights under the Co-Promote Option (whether or not exercised prior to the termination) shall terminate.

(ii) Ardelyx shall cease to have the right to participate in the DAC and SAC, and, upon such request, Ardelyx shall furnish Sanofi with reasonable cooperation to assure a smooth transition to Sanofi (or its designee) of any such activities then being conducted or performed by Ardelyx.

(iii) In the event of Sanofi being entitled to terminate this Agreement under Section 11.2(a) due to Ardelyx breach (but not if Sanofi’s right to terminate is based solely on Ardelyx’s insolvency pursuant to Section 11.2(d)), the [***] as set forth in Section [***], shall be based on [***], and any such [***] in connection with the [***].

(c) Except where expressly provided for otherwise in this Agreement, termination of this Agreement by either Party shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 11.4 shall survive in addition to others specified in this Agreement to survive in such event.

(d) No milestone payments shall be earned under Section 6.3(a) unless the milestone event has occurred prior to the delivery of a termination notice by either Party under this Article 11.

11.5 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the

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United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

11.6 Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows:

(a) In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Article 1, Section 2.9(g), Section 2.10, Section 3.3 (last sentence), Section 5.8(d), Article 6 (solely with respect to payments due to Ardelyx after termination or expiration), Article 7 (for the length of time described in Section 7.6 but excluding Section 7.4 and Section 7.8), Section 8.2(a), Section 8.2(b) (only for the purpose of determining inventorship of inventions and Know-How, Section 8.2(c), Section 8.6 (only to the extent that an action or proceeding under Section 8.6 is initiated prior to the expiration or termination of this Agreement), Section 8.7(c) (in the case of expiration or, to the extent necessary for Sanofi to fulfill its obligations under the surviving provisions of this Agreement, in the case of termination), Section 9.3(c) (for three years after the Term), Section 9.3(e) (for three years after the Term), Section 9.3(f), Section 9.3(g), Section 9.4, Section 10.1 (for three years after December 31 of the Calendar Year in which this Agreement expired or terminated), Section 10.2, Section 10.3, Section 11.5, Section 11.6, Section 11.7, Section 12.1, Section 12.2, Article 13 and Article 14.

(b) In the event of expiration of this Agreement, in addition to those provisions described in Section 11.6(a), the following provisions shall survive: Section 2.3(which shall survive only as it applies, mutatis mutandis, to the non-exclusive license set forth in Section 2.11), Section 2.11, Section 4.5(a), Section 4.5(c) if Ardelyx has exercised the Co-Promote Option prior to the expiration of this Agreement (and subject to the terms of the Co-Promotion Agreement), and Section 4.6.

(c) In the event of termination of this Agreement, in addition to those provisions described in Section 11.6(a), the following provisions shall survive:

(i) In the event of termination of this Agreement by either Party: Section 2.1 (only to the extent specified in Section 11.3(a)), Section 2.2 (only to the extent specified in Section 11.3(a)), Section 2.3 (only to the extent and for so long as the licenses in Section 2.1 or Section 2.2 survive), Section 2.8(b) (only for so long as and to the extent that the licenses in Section 2.1 or Section 2.2 survive), and Sections 6.4 through 6.6 (solely to the extent provided in Sections 11.3 and 11.4), Sections 6.7 through 6.11 (solely with respect to payments received following the effective date of termination).

(ii) In addition, in the event of a Sanofi Triggered Termination: Section 2.9(a), Section 2.9(c), Section 2.9(d)(ii), Section 2.9(e) and Section 2.9(g) (such specified sub-sections of Section 2.9 surviving only during [***]), and Section 11.3.

(iii) In addition, in the event of a termination by Sanofi under Section 11.2(a) or Section 11.2(d): Section 11.3 (which survives only as it applies, mutatis mutandis, to the consequences of termination set forth in Section 11.4(a)), 11.4(b), Section 11.4(c) and Section 11.4(d).

11.7 Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 12.

INDEMNIFICATION

12.1 Indemnification.

(a) Except as provided in Section 12.1(c), Sanofi hereby agrees to indemnify, defend, and hold harmless Ardelyx, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any suits, claims, actions, investigations or demands made or brought by a Sanofi Licensee, Sublicensee or other Third Party (collectively, “Third Party Claims”) against Ardelyx, its Affiliates or their respective employees, officers, directors or agents, to the extent resulting from or arising out of (i) the Exploitation, use, handling, storage, sale, or other disposition of Program Compounds or Program Products by Sanofi or its Affiliates, agents, Distributors, Sanofi Licensees, Sublicensees or other licensees or sublicensees in the Territory (including, subject to Section 12.1(c), Losses to the extent resulting from Ardelyx’s conduct of the Assigned Activities and Ardelyx’s participation in the Detailing, Pre-Approval Activities and Other Promotional Activities associated with the disposition of Program Products in the U.S. Territory by Ardelyx, but excluding Losses to the extent resulting from or arising out of any activities conducted by or on behalf of Ardelyx, its Affiliates, licensees or sublicensees with respect to any Ardelyx Compound prior to the Effective Date, under the Grantback License or with respect to any Program Compound or Program Product after the expiration or termination of this Agreement), (ii) any Sanofi representation or warranty set forth herein being untrue in any material respect when made, (iii) the gross negligence or willful misconduct by or on behalf of

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Sanofi, its Affiliates, agents, Distributors, Sanofi Licensees, Sublicensees or other licensees or sublicensees (but for clarity, excluding Ardelyx) in exercising its rights or performing its obligations hereunder or under the Co-Promote Agreement, (iv) breach of this Agreement or the Co-Promote Agreement by or on behalf of Sanofi or its Affiliates, and (v) violation of Applicable Law by or on behalf of Sanofi or its Affiliates in exercising its rights or performing its obligations hereunder or under the Co-Promote Agreement.

(b) Except as provided in Section 12.1(c), Ardelyx hereby agrees to indemnify, defend and hold harmless Sanofi, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any Third Party Claims against Sanofi, its Affiliates or their respective employees, officers, directors or agents, to the extent resulting from or arising out of (i) the gross negligence or willful misconduct by or on behalf of Ardelyx or its Affiliates in exercising its rights or performing its obligations hereunder or under the Co-Promote Agreement, (ii) breach of this Agreement or the Co-Promote Agreement by or on behalf of Ardelyx or its Affiliates, or (iii) violation of Applicable Law by or on behalf of Ardelyx or its Affiliates in exercising its rights or performing its obligations hereunder or under the Co-Promote Agreement.

(c) Notwithstanding anything in this Section 12.1, in no event shall either Party’s obligations of indemnity or reimbursement under this Section 12.1 apply to any Third Party Claim or Loss to the extent that such Third Party Claim or Loss was caused by the negligence or willful misconduct of, breach of this Agreement or the Co-Promote Agreement, or violation of Applicable Law by, the other Party or any other Person seeking indemnification under this Article 12.

12.2 Mechanism.

(a) In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 12.1(a) or 12.1(b), it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Loss for which indemnification is being sought as soon as reasonably practicable after it becomes aware of such Third Party Claim. Each such notice shall contain a description of the Third Party Claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim or Losses. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim subject to Section 12.2(c)), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

(b) Notwithstanding Section 12.2(a), the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Loss is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 12.2(a) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, but costs and expenses shall be borne by the Indemnifying Party.

(c) Neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned.

(d) The non-controlling Party, at the controlling Party’s expense and reasonable request, shall cooperate with the controlling Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

12.3 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Program Compounds and the Program Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 13.

DISPUTE RESOLUTION

13.1 Referral of Disputes to the Parties’ Senior Executives. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [***] after such notice is received.

13.2 Mechanism.

(a) If (i) Ardelyx at any time has a good faith belief that Sanofi may be in material breach of its obligations under Section 4.3, (ii) Ardelyx has notified Sanofi of its belief in writing and the Parties are not in agreement as to whether or not such breach under Section 4.3 exists, and (iii) the Parties have not resolved the dispute through good faith negotiations pursuant to Section 13.1 within the prescribed time, then either Party shall have the right (but not the obligation) to request, through written notice to the other Party (a “Mediation Notice”) within thirty (30) days after the expiry of the time period set forth in Section 13.1, that the Parties shall attempt in good faith to settle such dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. For clarity, neither Party shall be obligated to exercise its right to initiate mediation pursuant to this Section 13.2(a) before initiating arbitration pursuant to Section 13.2(b) , but should one Party properly

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initiate mediation pursuant to this Section 13.2(a) before the other has initiated arbitration pursuant to Section 13.2(b), then such mediation shall be completed prior to either Party initiating arbitration pursuant to Section 13.2(b). If a Party elects to exercise its right to initiate mediation within the prescribed time, then the following shall apply: If the Parties are unable to reach agreement on the selection of the mediator within ten (10) Business Days after a Party’s receipt of the Mediation Notice from the initiating Party, then either or both Parties shall immediately request the AAA to select a mediator with the requisite background, experience and expertise in the biopharmaceutical industry to assist the Parties in resolving the dispute amicably. The place of mediation shall be New York City, New York, and all negotiations and communications shall be in English. The Parties shall have the right to be represented by counsel during the mediation. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Parties shall share equally all costs of engaging such mediator and using the AAA to mediate such matter. Any decisions or recommendations of the mediator shall be confidential and non-binding on the Parties. If the Parties are unable to resolve the dispute through mediation pursuant to this Section 13.2(a) within a period of sixty (60) days following a Party’s receipt of the Mediation Notice from the initiating Party, then either Party shall thereafter have the right to refer the dispute to arbitration pursuant to Section 13.2(b).

(b) Subject to Sections 13.1 and 13.2(a), any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 13.2(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators shall be three (3), of whom the Parties shall select one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA shall select the third arbitrator. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English. The Parties shall have the right to be represented by counsel. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties, except for clerical, typographical or computational errors.

13.3 Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.

13.4 Intellectual Property Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, enforceability or ownership of Program Patents, the Sole Program Know-How of each of the Parties, or Joint Program Know-How shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents in question, notwithstanding Section 14.7.

13.5 Confidentiality. All proceedings and decisions of the arbitrator(s) in connection with an arbitral proceeding pursuant to Section 13.2(b) shall be deemed Confidential Information of each of the Parties and shall be subject to Article 7.

ARTICLE 14.

MISCELLANEOUS

14.1 Assignment; Performance by Affiliates.

(a) Neither Party may assign any of its rights or delegate any of its obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates, (ii) to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business of Ardelyx to which this Agreement relates (in the case of Ardelyx) or all or substantially all of the business of Sanofi to which this Agreement relates (in the case of Sanofi). In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate (without having assigned all of its rights and obligations to such Affiliate as permitted under this Section 14.1), doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

(b) This Agreement shall survive any succession of interest permitted pursuant to Section 14.1(a)(ii), whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction (such party undergoing such transaction, the “Subject Party”).

(c) In the event of such transaction described in clause (b) above, the Patents and other Intellectual Property Rights owned or otherwise Controlled, as of the effective date of the closing of such transaction, by any counterparty with respect to such transaction (the “Counterparty”) shall not become subject to the license grants, assignments, reports, disclosures and other requirements of this Agreement, unless (i) such Patent and Intellectual Property Rights become subject to the terms of this Agreement as a result of Section 2.9(d)(ii), or (ii) after the effective date of the transaction, the Patent or other Intellectual Property Rights of the Counterparty are used in the Development or Commercialization of a Program Product. In the event of (i) or (ii) above, the relevant Patent or Intellectual Property Rights of such Counterparty shall become automatically subject to the license grants, assignments, reports, disclosures, and other requirements of this Agreement.

(d) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

14.2 Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than thirty (30) days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this Section 14.2, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.

14.3 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.4 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by internationally recognized overnight delivery service that maintains records of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Such notice shall be deemed to have been given as of the date delivered personally or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to Ardelyx, addressed to:	Ardelyx, Inc. 34175 Ardenwood Blvd. Fremont, CA 94555 Attention: Michael Raab, CEO Facsimile: 510-745-0493

With a copy to:	Ardelyx, Inc. 34175 Ardenwood Blvd. Fremont, CA 94555 Attention: Legal Department Facsimile: 510-745-0493

If to Sanofi, addressed to	Sanofi
54, rue La Boétie
75008 Paris
France
Attention: Vice President, Corporate Licenses
Facsimile : [***]

With a copy to:	Sanofi
54, rue La Boétie
75008 Paris
France
Attention: Vice President, Legal Operations
Facsimile : [***]

14.5 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a waiver of any other of such Party’s rights or remedies provided in this Agreement.

14.6 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.7 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of law principle that would otherwise result in the application of the laws of any State or jurisdiction other than the State of New York.

14.8 Jurisdiction. Subject to Sections 13.3, 14.7 and 14.5, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the state and federal courts of the borough of Manhattan, New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.

14.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.10 Entire Agreement. This Agreement, including without limitation all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties and supersedes and terminates all prior and

[***]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

contemporaneous agreements and understanding between the Parties, including without limitation the agreement and amendments thereto set forth in Section 7.8. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

14.11 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 12.1, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES OR SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, MILESTONES OR ROYALTIES. This Section 14.11 shall not limit either Party’s obligations under Article 12.

14.12 No Partnership. It is expressly agreed that the relationship between Ardelyx and Sanofi shall not constitute a partnership, joint venture, or agency. Neither Ardelyx nor Sanofi shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

14.13. No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, other than as set forth in Article 12, and they shall not be construed as conferring any rights on any other Persons.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

Ardelyx, Inc.		Sanofi

By:	/s/ Mike Raab	By:	/s/ Phillipe Goupit

Printed Name:	Mike Raab	Printed Name:	Phillipe Goupit

Title:	Chief Executive Officer	Title:	Vice President

EXHIBIT A

LISTED PATENTS

[***]

Docket No. Matter No.	Application No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status	Priority Applications
Patent Family I
[***]	[***]	[***]	[***]	[***]	[***]

Patent Family II
[***]	[***]	[***]	[***]	[***]	[***]

[***] Two pages in this document have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Docket No. Matter No.	Application No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status	Priority Applications
Patent Family III
[***]	[***]	[***]	[***]	[***]	[***]

Patent Family IV
[***]	[***]	[***]	[***]	[***]	[***]

Patent Family V
[***]	[***]	[***]	[***]	[***]	[***]

[***] Two pages in this document have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

PATENT COSTS INCURRED BY ARDELYX FOR PROSECUTION AND MAINTENANCE PRIOR TO THE EFFECTIVE DATE; COSTS DO NOT INCLUDE COSTS AND EXPENSES INCURRED IN DRAFTING AND FILING OF ORIGINAL APPLICATIONS

Patent Family	Fees	Costs	Total
Family I [***]	[***]	[***]	[***]
Family II [***]	[***]	[***]	[***]
Family III [***]	[***]	[***]	[***]
Family IV [***]	[***]	[***]	[***]
Family V [***]	[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

LIST OF COUNTRIES FOR PROSECUTION AND MAINTENANCE OF LISTED PATENTS

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

ARDELYX PRESS RELEASE

ARDELYX LICENSES NaP2b PHOSPHATE INHIBITOR PROGRAM FOR KIDNEY DISEASE TO SANOFI IN DEAL WORTH UP TO $198 MILLION

Fremont, California. February XX, 2014 – Ardelyx, Inc. today announced that it has licensed to Sanofi (NYSE: SNY; EURONEXT: SAN) its novel phosphate transport NaP2b inhibitor program (also known as NaPi2b, Npt2b and SLC34A2). Ardelyx will receive an undisclosed upfront payment from Sanofi. Total development and regulatory milestones could potentially reach up to $198 million. Ardelyx would also be entitled to royalties on product sales. In addition, Ardelyx retains an option to participate in co-promotional activities for the US market.

“Sanofi’s R&D and commercial capabilities in phosphate management are rivaled by no other company, including their ability to test and understand our NaP2b inhibitor compounds in relation to phosphate binders and other available phosphate management strategies,” stated Mike Raab, CEO of Ardelyx.

Ardelyx’s NaP2b program includes a portfolio of minimally-absorbed NaP2b inhibitors in discovery and preclinical stage of development, and Sanofi will have full responsibility for further discovery efforts and development of any products. NaP2b is an intestinal phosphate transporter whose activity accounts for a significant portion of dietary phosphate absorption in humans. The inhibition of NaP2b should have utility for the treatment of hyperphosphatemia (elevated serum phosphate) in patients with end stage renal disease (ESRD) and other forms of chronic kidney disease (CKD).

About Ardelyx

Ardelyx, a venture-funded biopharmaceutical company, was founded on the design and development of non- and minimally-absorbed, first-in-class oral therapeutics that target specific gut transporters and receptors with drugs that address important medical issues in cardiorenal, metabolic and gastrointestinal diseases. With this approach, Ardelyx has developed a pipeline of drug candidates that act locally and specifically in the gastrointestinal (GI) tract, thereby limiting the potential for systemic side effects, while impacting targets and pathways that modulate systemic diseases.

The Company’s lead product, tenapanor, a minimally-absorbed, orally administered NHE3 sodium transport inhibitor, is being evaluated both for prevention of sodium and fluid overload in patients with kidney and heart disease and for constipation-predominant irritable bowel syndrome (IBS-C). Tenapanor is being developed by AstraZeneca under an exclusive license from Ardelyx. Additionally, Ardelyx has other products in early development for cardiorenal, metabolic and gastrointestinal diseases. To date, Ardelyx has raised $56 million in venture and angel funding since it was founded in 2007, and has received $50 million in non-dilutive funding from AstraZeneca. Ardelyx is located in Fremont, California. For more information, visit Ardelyx’s website at www.ardelyx.com.

Ardelyx Media and Investors Contact:

Mr. Mark Kaufmann

Chief Business Officer

mkaufmann@ardelyx.com

Tel: 510-745-1751

EXHIBIT E

TECHNOLOGY TRANSFER DELIVERABLES

I - Ardelyx Background Know-How and Listed Patents

[***]

II - Materials

[***]

[***] Two pages in this document have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

SPECIAL DISCLOSURE PROCESS

Any intended disclosure by Ardelyx of Confidential Information as per subsection 7.5 (d) or of the terms of this Agreement as per 10.2 to a Major Biopharmaceutical Company shall be made in compliance with the process described below:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.